As filed with the Securities and Exchange Commission on September 16, 2005          File No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SANTA MONICA MEDIA CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	6770	59-3810312
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

9229 Sunset Boulevard, Suite 505
Los Angeles, California 90069
(310) 276-0500
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

David Marshall, Chairman and Chief Executive Officer
9229 Sunset Boulevard, Suite 505
Los Angeles, California 90069
(310) 276-0500
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:

David L. Ficksman, Esq. Troy & Gould Professional Corporation 1801 Century Park East, 16th Floor Los Angeles, California 90067 Telephone: (310) 553-4441 Facsimile: (310) 201-4746	James Martin Kaplan, Esq. Richard DiStefano, Esq. Blank Rome LLP The Chrysler Building 405 Lexington Avenue New York, NY 10174 Telephone: (212) 885-5000 Facsimile: (212) 885-5001

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class Of Security Being Registered	Amount Being Registered	Proposed Maximum Offering Price Per Security(1)	Proposed Maximum Aggregate Offering Price(1)	Amount Of Registration Fee
Units, each consisting of one share of Common Stock, $.001 par value, and one warrant (2)	17,940,000	$8.00	$143,520,000	$16,893
Shares of Common Stock included as part of the Units(2)	17,940,000	—	—	—	(3)
Warrants included as part of the Units(2)	17,940,000	—	—	—	(3)
Shares of Common Stock underlying the Warrants included in the Units(4)	17,940,000	$6.00	$107,640,000	$12,670
Representative’s Unit Purchase Option	1	$100	$100	—	(3)
Units underlying the Representative’s Unit Purchase Option (“Underwriter’s Units”)(4)	1,560,000	$9.60	$14,976,000	$1,763
Shares of Common Stock included as part of the Underwriter’s Units(4)	1,560,000	—	—	—	(3)
Warrants included as part of the Representative’s Units(4)	1,560,000	—	—	—	(3)
Shares of Common Stock underlying the Warrants included in the Representative’s Units(4)	1,560,000	$7.50	$11,700,000	$1,377
Total			$277,836,100	$32,703

(1)	Estimated solely for the purpose of calculating the registration fee.
(2)
Includes 2,340,000 Units and 2,340,000 shares of Common Stock and 2,340,000 Warrants underlying such Units which may be issued on exercise of a 45-day option granted to the Underwriters to cover over-allotments, if any.

(3)	No fee pursuant to Rule 457(g).
(4)	Pursuant to Rule 416, there are also being registered such indeterminable additional securities as may be issued as a result of the anti-dilution provisions contained in the Warrants.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion,
September 16, 2005

PRELIMINARY PROSPECTUS

$124,800,000

SANTA MONICA MEDIA CORPORATION

15,600,000 Units

Santa Monica Media Corporation is a blank check company recently formed for the purpose of effecting a merger, capital stock exchange, asset acquisition or other similar business combination with an unidentified operating business in the media, gaming and/or entertainment industries.

This is an initial public offering of our securities. Each unit consists of:

•	one share of our common stock; and

•	one warrant.

Each warrant entitles the holder to purchase one share of our common stock at a price of $6.00. Each warrant will become exercisable on the later of our completion of a business combination and _______ __, 2006 [one year from the date of this prospectus], and will expire on ________ __, 2009 [four years from the date of this prospectus], or earlier upon redemption.

We have granted the underwriters a 45-day option to purchase up to 2,340,000 additional units solely to cover over-allotments, if any (over and above the 15,600,000 units referred to above). The over-allotment will be used only to cover the net syndicate short position resulting from the initial distribution. We have also agreed to sell to The Shemano Group, Inc., the representative of the underwriters, for $100, as additional compensation, an option to purchase up to a total of 1,560,000 units at a per-unit offering price of $9.60. The units issuable upon exercise of this option are identical to those offered by this prospectus except that the warrants included in the option have an exercise price of $7.50 (125% of the exercise price of the warrants included in the units sold in the offering). The purchase option and its underlying securities have been registered under the registration statement of which this prospectus forms a part.

There is presently no public market for our units, common stock or warrants. We anticipate that the units will be quoted on the OTC Bulletin Board under the symbol _______ on or promptly after the date of this prospectus. Once the securities comprising the units begin separate trading, the common stock and warrants will be traded on OTC Bulletin Board under the symbols ______ , _____ and _____, respectively. We cannot assure you that our securities will be or continue to be quoted on the OTC Bulletin Board.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 8 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Public Offering Price	Underwriting discount and commissions(1)	Proceeds, before expenses to us

Per Unit	$8.00	$.56	$7.44
Total	$124,800,000	$8,736,000	$116,064,000

(1)	Does not include non-accountable expense allowance in the amount of 1½% of the gross proceeds and excludes the over-allotment or $0.12 per unit ($1,872,000 in total) payable to The Shemano Group.

Of the net proceeds we receive from this offering, $112,227,383 ($129,061,490 if the underwriters’ over-allotment option is exercised) or $7.19 per unit will be deposited into a trust account at Royal Bank of Canada maintained by Continental Stock Transfer & Trust Company acting as trustee.

We are offering the units for sale on a firm-commitment basis. The Shemano Group, acting as representative of the underwriters, expects to deliver our securities to investors in the offering on or about __________ ____, 2005.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted.

THE SHEMANO GROUP, INC.

, 2005

PROSPECTUS SUMMARY

This summary highlights certain information appearing elsewhere in this prospectus. For a more complete understanding of this offering, you should read the entire prospectus carefully, including the risk factors and the financial statements. Unless otherwise stated in this prospectus, references to “we,”“us” or “our company” refer to Santa Monica Media Corporation. Unless we tell you otherwise, the information in this prospectus assumes that the underwriters will not exercise their over-allotment option.

We are a blank check company organized under the laws of the State of Delaware on June 24, 2005. We were formed to effect a merger, capital stock exchange, asset acquisition or other similar business combination with an operating business in the media, gaming, and/or entertainment industries. To date, our efforts have been limited to organizational activities.

The media, gaming, and/or entertainment industries encompass those companies, which create, produce, deliver, distribute and/or market entertainment and information products and services and may include among others:

•	cable, satellite and digital terrestrial television systems, programming, services and networks;

•	newspaper, book, magazine, and specialty publishing;

•	direct marketing, advertising and promotional services;

•	radio broadcasting;

•	recorded music and music publishing;

•	video games;

•	live entertainment and/or live entertainment venues;

•	Internet content and distribution;

•	interactive multimedia;

•	voice, video and data transmission platforms and services; and

•	land-based casinos and hotels.

We believe that there are attractive opportunities for making acquisitions in these industries, particularly in view of the backgrounds and industry relationships of our officers, directors and advisory board members. While we may seek to effect business combinations with more than one target business, our initial business combination must be with a target business or businesses whose fair market value is at least equal to 80% of our net assets at the time of such acquisition. Consequently, it is likely that we will have the ability to effect only a single business combination. As used in this prospectus, a “target business” shall include an operating entity in the media, gaming, and/or entertainment industries, and a “business combination” shall mean the acquisition by us of such a target business. We do not have any specific merger, capital stock exchange, asset acquisition or other business combination under consideration or contemplation and we have not, nor has anyone on our behalf, either directly or indirectly, contacted any potential target businesses or their representatives or had any discussions, formal or otherwise, with respect to effecting a business combination with our company. Moreover, we have not engaged or retained any agent or other representative to identify or locate any suitable acquisition candidate for us. Neither we nor any of our agents or affiliates have conducted any research or taken any measures, directly or indirectly, to locate or contact a target business.

Our offices are located at 9229 Sunset Boulevard, Suite 505 Los Angeles, California 90069 and our telephone number is (310) 276-0500.

The Offering

Securities offered:	15,600,000 units, at $8.00 per unit, each unit consisting of:

	•	one share of common stock; and

	•	one warrant.

The units will begin trading on or promptly after the date of this prospectus. Each of the common stock and warrants may trade separately on the 90th day after the date of this prospectus unless The Shemano Group determines that an earlier date is acceptable based upon its assessment of the relative strengths of the securities markets and small capitalization companies in general and the trading pattern of, and demand for, our securities in particular. In no event will The Shemano Group allow separate trading of the common stock and warrants until we file an audited balance sheet reflecting our receipt of the gross proceeds of this offering. We will file a Current Report on Form 8-K, including an audited balance sheet, upon the consummation of this offering, which is anticipated to take place three business days from the date of this prospectus. The audited balance sheet will include proceeds we receive from the exercise of the over-allotment option if the over-allotment option is exercised prior to the filing of the Form 8-K. If the over-allotment option is exercised after our initial filing of a Form 8-K, we will file an amendment to the Form 8-K to provide updated financial information to reflect the exercise of the over-allotment option. We will also include in this Form 8-K, an amendment thereto, or in a subsequent Form 8-K information indicating if The Shemano Group has allowed separate trading of the common stock and warrants prior to the 90th day after the date of this prospectus.

Common stock:

Number outstanding before this offering	3,900,000 shares

Number to be outstanding after this offering	19,500,000 shares

Warrants:

Number outstanding before this offering	3,900,000 warrants

Number to be outstanding after this offering	19,500,000 warrants

Exercisability	each warrant is exercisable for one share of common stock.

Exercise price	$6.00

Exercise period	The warrants will become exercisable on the later of:

• the completion of a business combination with a target business, and

• [________], 2006 [one year from the date of this prospectus].

The warrants held by our current securityholders are subject to the further restriction that they may not be exercised until the closing price of our shares of common stock is at least $11.50 for five consecutive trading days.

The warrants will expire at 5:00 p.m., Los Angeles time, on [________], 2009 [four years from the date of this prospectus] or earlier upon redemption.

Redemption	We may redeem the outstanding warrants with the prior consent of The Shemano Group:

	•	in whole and not in part,

	•	at a price of $.01 per warrant at any time after the warrants become exercisable,

	•	upon a minimum of 30 days’ prior written notice of redemption, and

	•	if, and only if, the last sales price of our common stock equals or exceeds $11.50 per share for redemption of the warrants, for any 20 trading days within a 30 trading day period ending three business days before we send the notice of redemption.

The redemption criteria for our warrants have been established at a price, which is intended to provide warrantholders a reasonable premium to the initial exercise price and provide a sufficient degree of liquidity to cushion the market to our redemption call. However, there can be no assurance that the price of the common stock will exceed the call trigger price or the warrant exercise price after the redemption call is made.

The warrants held by our current securityholders are not redeemable.

Proposed OTC Bulletin Board symbols for our:

Units	[______]

Common stock	[______]

Warrants	[______]

Offering proceeds to be held in trust:
$112,227,383 of the proceeds of this offering or $129,061,490 if the underwriters’ over-allotment option is exercised in full (or $7.19 per unit) will be placed in a trust account at Royal Bank of Canada maintained by Continental Stock Transfer & Trust Company, pursuant to an agreement to be signed on the date of this prospectus. These proceeds will not be released until the earlier of the completion of a business combination and our liquidation. Therefore, unless and until a business combination is consummated, the proceeds held in the trust account will not be available for our use for any expenses related to this offering or expenses which we may incur related to the investigation and selection of a target business and the negotiation of an agreement to acquire a target business. These expenses may be paid prior to a business combination only from the net proceeds of this offering not held in the trust account (initially, $1,600,000 or $2,175,493 if the over-allotment option is exercised in full) after payment of expenses related to this offering. It is possible that we could use a portion of the funds not in the trust account to make a deposit, down payment or fund a “no-shop” provision with respect to a particular proposed business combination. In the event we were ultimately required to forfeit such funds (whether as a result of our breach of the agreement relating to such payment or otherwise), we may not have a sufficient amount of working capital available outside of the trust account to pay expenses related to finding a suitable business combination without securing additional financing. If we were unable to secure additional financing, we would most likely fail to consummate a business combination in the allotted time and would be forced to liquidate.

Limited payments to Insiders:
Prior to the completion of a business combination, there will be no fees, reimbursements or cash payments made to our existing securityholders and/or officers, directors and advisory board members other than:

	•	repayment of a $240,000 loan plus interest at the rate of 5% per annum loan made by one of our existing securityholders to cover offering expenses;

	•	payment of up to $7,500 per month to an affiliate of one of our existing securityholders for office space and administrative services; and

	•	reimbursement for any expenses incident to the offering and identifying and investigating a suitable business combination.

None of the warrants may be exercised until after the consummation of a business combination and, thus, after the proceeds of the trust account have been disbursed. Accordingly, the warrant exercise price will be paid directly to us and not placed in the trust account.

Stockholders must approve business combination:
We will seek stockholder approval before we effect any business combination, even if the nature of the acquisition would not ordinarily require stockholder approval under applicable state law. In connection with the vote required for any business combination, all of our existing securityholders, including all of our officers and directors, have agreed to vote the shares of common stock owned by them immediately before this offering in accordance with the majority of the shares of common stock voted by the public stockholders. We will proceed with a business combination only if a majority of the shares of common stock held by the public stockholders attending the meeting called to approve the business combination are voted in favor of the business combination and public stockholders owning less than 20% of the shares sold in this offering exercise their conversion rights described below. Voting against the business combination alone will not result in conversion of a stockholder’s shares for a pro rata share of the trust account. Such stockholder must have also exercised its conversion rights described below.

Conversion rights for Stockholders voting to reject a business combination:
Public stockholders voting against a business combination will be entitled to convert their stock into a pro rata share of the trust account, including any interest earned on their portion of the trust account, if the business combination is approved and completed. Our existing securityholders will not have such conversion rights with respect to shares of common stock owned by them prior to this offering, but will have such rights with respect to shares purchased by them in the offering or in the after-market. Public stockholders that convert will continue to have the right to exercise any warrants that they hold.

Liquidation if no business combination:
We will dissolve and promptly distribute only to our public stockholders the amount in our trust account (including any accrued interest) plus any remaining net assets if we do not effect a business combination within 18 months after consummation of this offering (or within 24 months from the consummation of this offering if a letter of intent, agreement in principle or definitive agreement has been executed within 18 months after consummation of this offering and the business combination has not yet been consummated within such 18 month period). All of our officers and directors own shares, but have waived their right to receive distributions (other than with respect to common stock underlying units they purchase in this offering or common stock they purchase in the after-market) upon our liquidation prior to a business combination. We will pay the costs of liquidation and dissolution from our remaining assets outside of the trust account.

Escrow of management shares:
On the date of this prospectus, all of our existing securityholders, including all of our officers and directors, will place the shares they owned before this offering into an escrow account maintained by Continental Stock Transfer & Trust Company, acting as escrow agent. Subject to certain limited exceptions such as transfer to family members, these shares will not be transferable during the escrow period and will not be released from escrow until one year from the date of the closing of the business combination.

Management warrant purchase
One of our existing securityholders, Santa Monica Capital Partners, LLC, has agreed with The Shemano Group that after this offering is completed and within the first twenty trading days after separate trading of the warrants has commenced, it or certain of its affiliates or designees will collectively purchase up to $1,000,000 of our warrants in the public marketplace at prices not to exceed $1.20 per warrant. It has been agreed that such purchase of warrants will be according to the guidelines specified by Rule 10b5-1 under the Securities Exchange Act of 1934, as amended. Santa Monica Capital Partners, LLC will not have any discretion or influence with respect to such purchases. In addition, Santa Monica Capital Partners, LLC has further agreed that any warrants purchased by it or its affiliates or designees will not be sold or transferred until the completion of a business combination. In addition, warrants purchased will not be sold or transferred until the completion of a business combination. Additionally, The Shemano Group has also agreed to purchase up to $500,000 of our warrants in the open market on similar terms.

Risks

In making your decision on whether to invest in our securities, you should take into account not only the backgrounds of our management team, but also the special risks we face as a blank check company, as well as the fact that this offering is not being conducted in compliance with Rule 419 promulgated under the Securities Act of 1933, as amended, and, therefore, you will not be entitled to protections normally afforded to investors in Rule 419 blank check offerings. Additionally, our initial securityholders’ initial equity investment is below that which is required under the guidelines of the North American Securities Administrators Association, Inc. You should carefully consider these and the other risks set forth in the section entitled “Risk Factors” beginning on page 9 of this prospectus.

SUMMARY FINANCIAL DATA

The following table summarizes the relevant financial data for our business and should be read with our financial statements, which are included in this prospectus. We have not had any significant operations to date, so only balance sheet data is presented.

	July 31, 2005
	Actual	As Adjusted

Balance Sheet Data:
Working capital (deficiency)	$(23,250)	$113,875,368
Total Assets	$308,735	$113,875,368
Total Liabilities	$260,750	–
Value of common stock which may be converted to cash ($7.19 per share)	–	$22,434,254
Securityholders’ equity	$47,985	$91,441,114

The “as adjusted” information gives effect to the sale of the units we are offering including the application of the related gross proceeds and the payment of the estimated remaining costs from such sale.

The working capital and total assets amounts include the $112,227,383 (or $129,061,490 if the underwriters’ over-allotment option is exercised in full) to be held in the trust account, which will be available to us only upon the consummation of a business combination within the time period described in this prospectus. If a business combination is not so consummated, we will be dissolved and the proceeds held in the trust account will be distributed solely to our public stockholders.

We will not proceed with a business combination if either (i) the holders of a majority of the common stock held by the public stockholders attending the meeting called to approve the business combination fail to vote in favor of said combination or (ii) public stockholders owning 20% or more of the shares sold in this offering vote against the business combination and exercise their conversion rights. Accordingly, if we have the requisite vote, we may effect a business combination even if public stockholders owning up to approximately 19.99% of the shares sold in this offering exercise their conversion rights and vote against the business combination. If this occurred, we would be required to convert to cash up to approximately 19.99% of the 15,600,000 shares sold in this offering, or up to 3,118,440 shares of common stock, at an initial per-share conversion price of $7.19, without taking into account interest earned on the trust account. The actual per-share conversion price will be equal to:

•	the amount in the trust account, including all accrued interest, as of two business days prior to the proposed consummation of the business combination,

•	divided by the number of shares of common stock sold in the offering.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should consider carefully all of the material risks described below, together with the other information contained in this prospectus before making a decision to invest in our units.

Risks associated with our business

We are a development stage company with no operating history and, accordingly, you will not have any basis on which to evaluate our ability to achieve our business objective.

We are a recently incorporated development stage company with no operating results to date. Therefore, our ability to begin operations is dependent upon obtaining financing through the public offering of our securities. Since we do not have an operating history, you will have no basis upon which to evaluate our ability to achieve our business objective, which is to acquire an operating business in the media, gaming and/or entertainment industries. We have not conducted any discussions and we have no plans, arrangements or understandings with any prospective acquisition candidates or engaged any agent or other representative to identify or locate suitable acquisition candidates. We have no present revenues and will not generate any revenues (other than interest income on the proceeds of this offering) until, at the earliest, after the consummation of a business combination.

If we are forced to liquidate before a business combination and distribute the trust account, our public stockholders will receive less than $8.00 per share and our warrants will expire worthless.

If we are unable to complete a business combination within the prescribed timeframes and are forced to liquidate our assets, the per-share liquidation distribution will be less than $8.00 because of the expenses of this offering, our general and administrative expenses and the anticipated costs of seeking a business combination. Furthermore, there will be no distribution with respect to our outstanding warrants which will expire worthless if we liquidate before the completion of a business combination. For a more complete discussion of the effects on our securityholders if we are unable to complete a business combination, see the section below entitled “Effecting a Business Combination — Liquidation if no business combination.”

If the net proceeds of this offering not being placed trust are not sufficient to allow us to operate for at least the next 24 months, we may be unable to complete a business combination.

We believe that, upon consummation of this offering, the funds available to us outside of the trust account will be sufficient to allow us to operate for at least the next 24 months, assuming that a business combination is not consummated during that time. However, we cannot assure you that our estimates will be accurate. We could use a portion of the funds not being placed in trust to pay fees to consultants to assist us with our search for a target business. Additionally, we could use a portion of the funds not being placed in trust as a down payment or to fund a “no-shop” provision with respect to a particular proposed business combination, although we do not have any current intention to do so. If we did and were subsequently required to forfeit such funds (whether as a result of our breach or otherwise), we might not have sufficient funds to continue searching for, or conduct due diligence with respect to, a target business.

You will not be entitled to protections normally afforded to investors of blank check companies.

Since the net proceeds of this offering are intended to be used to complete a business combination with a target business that has not been identified, we may be deemed to be a “blank check” company under the United States securities laws. However, since we will have net tangible assets in excess of $5,000,000 upon the consummation of this offering and will file a Current Report on Form 8-K with the SEC upon consummation of this offering including an audited balance sheet demonstrating this fact, we are exempt from rules promulgated by the SEC to protect investors of blank check companies such as Rule 419. Accordingly, investors will not be afforded the benefits or protections of those rules. Because we are not subject to Rule 419, our units will be immediately tradable and we have a longer period of time to complete a business combination in certain circumstances than we would if were subject to such Rule. For a more detailed comparison of our offering to offerings under Rule 419, see the section entitled “Comparison to offerings of blank check companies” below.

If third parties bring claims against us, the proceeds held in trust could be reduced and the per-share liquidation price received by securityholders will be less than $7.19 per share.

Our placing of funds in trust may not protect those funds from third party claims against us. Although we will seek to have all vendors, prospective target businesses or other entities we engage, execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the trust account for the benefit of our public stockholders, there is no guarantee that they will execute such agreements. Nor is there any guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the trust account for any reason. Accordingly, the proceeds held in trust could be subject to claims, which could take priority over the claims of our public stockholders, and the per-share liquidation price could be less than $7.19, plus interest, due to claims of such creditors. If we liquidate before the completion of a business combination and distribute the proceeds held in trust to our public stockholders, our officers will be personally liable under certain circumstances to ensure that the proceeds in the trust account are not reduced by the claims of target businesses, various vendors or other entities that are owed money by us for services rendered or contracted for or products sold to us. However, we cannot assure you that they will be able to satisfy those obligations.

Since we have not currently selected any target business with which to complete a business combination, we are unable to currently ascertain the merits or risks of the business' operations.

Since we have not yet identified a prospective target business, investors in this offering have no current basis to evaluate the possible merits or risks of the target business' operations. To the extent we complete a business combination with a financially unstable company or an entity in its development stage and/or an entity subject to unknown or unmanageable liabilities, we may be affected by numerous risks inherent in the business operations of those entities. Although our management will endeavor to evaluate the risks inherent in a particular target business, we cannot assure you that we will properly ascertain or assess all of the significant risk factors. We also cannot assure you that an investment in our units will not ultimately prove to be less favorable to investors in this offering than a direct investment, if an opportunity were available, in a target business. Subject to the limitations that a target business be in the media, gaming and/or entertainment industries and have a fair market value of at least 80% of our net assets at the time of the acquisition, we will have virtually unrestricted flexibility in identifying and selecting a prospective acquisition candidate. For a more complete discussion of our selection of a target business, see the section below entitled "Effecting a business combination—We have not identified a target business."

Because there are numerous companies with a business plan similar to ours seeking to effectuate a business combination, it may be more difficult for us to do so.

Since August 2003, based upon publicly available information, approximately 28 similarly structured blank check companies have completed initial public offerings, and more than 27 others have filed registration statements for initial public offerings. Of these companies, only one company has consummated a business combination, while three other companies have announced they have entered into a definitive agreement for a business combination, but have not consummated such business combination. While, like us, some of those companies have specific industries in which they must complete a business combination, a number of them may consummate a business combination in any industry they choose. Moreover, we know of at least two companies, which have filed a registration statement and seek to consummate a business combination in India. We may, therefore, be subject to competition from these and other companies seeking to consummate a business plan similar to ours, which, as a result, would increase demand for privately held companies to combine with companies structured similarly to ours. Further, the fact that such companies have completed a business combination, and only three of such companies have entered into a definitive agreement for a business combination, may be an indication that there are only a limited number of attractive target businesses available to such entities, or that many privately held or publicly held, target businesses may not be inclined to enter into business combinations with publicly held blank check companies like us. We cannot assure you that we will be able to successfully compete for an attractive business combination. Additionally, because of this competition, we cannot assure you that we will be able to effectuate a business combination within the required time periods. If we are unable to find a suitable target business within such time periods, we will be forced to liquidate.

We may issue shares of our capital stock or debt securities to complete a business combination, which would reduce the equity interest of our securityholders and likely cause a change in control of our ownership.

Our amended and restated certificate of incorporation authorizes the issuance of up to 200,000,000 shares of common stock, par value $.001 per share, and 25,000,000 shares of preferred stock, par value $.001 per share. Immediately after this offering (assuming no exercise of the underwriters’ over-allotment option), there will be 180,500,000 authorized but unissued shares of our common stock available for issuance (after appropriate reservation for the issuance of shares upon full exercise of our outstanding warrants and the purchase option granted to The Shemano Group, the representative of the underwriters) and all of the 25,000,000 shares of preferred stock available for issuance. Although we have no commitments as of the date of this offering to issue our securities, we will, in all likelihood, issue a substantial number of additional shares of our common stock or preferred stock, or a combination of common and preferred stock, to complete a business combination. The issuance of additional shares of our common stock or any number of shares of our preferred stock:

•	may significantly reduce the equity interest of investors in this offering;

•
will likely cause a change in control if a substantial number of our shares of common stock are issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and most likely also result in the resignation or removal of our present officers and directors;

•	may adversely affect prevailing market prices for our common stock; and

•	may subordinate the rights of holders of our common stock if preferred stock is issued with rights senior to those afforded to our common stock.

Similarly, if we issue debt securities, it could result in:

•	default and foreclosure on our assets if our operating revenues after a business combination were insufficient to pay our debt obligations;

•
acceleration of our obligations to repay the indebtedness even if we have made all principal and interest payments when due if the debt security contains covenants that require the maintenance of certain financial ratios or reserves and any such covenant is breached without a waiver or renegotiation of that covenant;

•	our immediate payment of all principal and accrued interest, if any, if the debt security is payable on demand; and

•	our inability to obtain additional financing, if necessary, if the debt security contains covenants restricting our ability to obtain additional financing while such security is outstanding.

For a more complete discussion of the possible structure of a business combination, see the section below-entitled “Effecting a Business Combination — Selection of a target business and structuring of a business combination.”

Our ability to effect a business combination and to execute any potential business plan afterwards will be totally dependent upon the efforts of our key personnel, some of whom may join us following a business combination and whom we would have only a limited ability to evaluate.

Our ability to effect a business combination will be totally dependent upon the efforts of our key personnel. The future role of our key personnel following a business combination, however, cannot presently be fully ascertained. Although we expect most of our management and other key personnel, particularly our chairman of the board and president, to remain associated with us following a business combination, we may employ other personnel following the business combination. While we intend to closely scrutinize any additional individuals we engage after a business combination, we cannot assure you that our assessment of these individuals will prove to be correct. Moreover, our current management will only be able to remain with the combined company after the consummation of a business combination if they are able to negotiate this point as part of any such combination. If we acquired a target business in an all-cash transaction, it would be more likely that current members of management would remain with us if they chose to do so. If a business combination were structured as a merger whereby the stockholders of the target company were to control the combined company following a business combination, it may be less likely that management would remain with the combined company unless it was negotiated as part of the transaction via the acquisition agreement, an employment agreement or other arrangement. In making the determination as to whether current management should remain with us following the business combination, management will analyze the experience and skill set of the target business' management and negotiate as part of the business combination that certain members of current management remain if it is believed that it is in the best interests of the combined company post-business combination. If management negotiates to be retained post-business combination as a condition to any potential business combination, such negotiations may result in a conflict of interest.

Our officers and directors will allocate their time to other businesses thereby causing conflicts of interest in their determination as to how much time to devote to our affairs. This could have a negative impact on our ability to consummate a business combination.

Our officers and directors are not required to commit their full time to our affairs, which may result in a conflict of interest in allocating their time between our operations and other businesses. We do not intend to have any full time employees prior to the consummation of a business combination. All of our executive officers are engaged in several other business endeavors and are not obligated to contribute any specific number of hours to our affairs. If our executive officers’ other business affairs require them to devote more substantial amounts of time to such affairs, it could limit their ability to devote time to our affairs and could have a negative impact on our ability to consummate a business combination. For a complete discussion of the potential conflicts of interest that you should be aware of, see the section below-entitled “Management — Conflicts of Interest.” We cannot assure you that these conflicts will be resolved in our favor.

Some of our officers and directors are affiliated with entities engaged in business activities similar to those intended to be conducted by us and, accordingly, have conflicts of interest in determining which entity a particular business opportunity should be presented to.

Some of our officers and directors are affiliated with entities engaged in business activities similar to those intended to be conducted by us. Additionally, our officers and directors may become aware of business opportunities, which may be appropriate for presentation to us as well as the other entities with which they have fiduciary obligations to. Accordingly, they may have conflicts of interest in determining to which entity a particular business opportunity should be presented. For a complete discussion of our management’s business affiliations and the potential conflicts of interest that you should be aware of, see the sections below entitled “Management — Directors and Executive Officers” and “Management — Conflicts of Interest.” We cannot assure you that these conflicts will be resolved in our favor.

All of our officers and directors beneficially own shares of, and warrants to purchase, our common stock which will not participate in liquidation distributions and therefore they may have a conflict of interest in determining whether a particular target business is appropriate for a business combination.

All of our officers and directors own stock and warrants in our company, either directly or indirectly, but have waived their right to receive distributions upon our liquidation. Additionally, Santa Monica Capital Partners, LLC, an affiliate of our officers, has agreed with the representative of the underwriters that it and/or certain of its affiliates or designees will purchase up to $1,000,000 of our warrants in the open market for a price no to exceed $1.20 per warrant, once such warrants begin to trade separately. These warrants will not be sold until the consummation of a business combination. The shares and warrants owned by our directors and officers will be worthless if we do not consummate a business combination. The personal and financial interests of our directors and officers may influence their motivation in identifying and selecting a target business and in timely completing a business combination. Consequently, our directors’ and officers’ discretion in identifying and selecting a suitable target business may result in a conflict of interest when determining whether the terms, conditions and timing of a particular business combination are appropriate and in our securityholders’ best interest.

If our common stock becomes subject to the SEC’s penny stock rules, broker-dealers may experience difficulty in completing customer transactions and trading activity in our securities may be adversely affected.

If at any time our securities are not listed on a national exchange or is quoted on Nasdaq and we have net tangible assets of $5,000,000 or less and our common stock has a market price per share of less than $5.00, transactions in our common stock may be subject to the “penny stock” rules promulgated under the Securities Exchange Act of 1934, as amended. Under these rules, broker-dealers who recommend such securities to persons other than institutional accredited investors must:

•	make a special written suitability determination for the purchaser;

•	receive the purchaser’s written agreement to a transaction prior to sale;

•
provide the purchaser with risk disclosure documents which identify certain risks associated with investing in “penny stocks” and which describe the market for these “penny stocks” as well as a purchaser’s legal remedies; and

•
obtain a signed and dated acknowledgment from the purchaser demonstrating that the purchaser has actually received the required risk disclosure document before a transaction in a “penny stock” can be completed.

If our common stock becomes subject to these rules, broker-dealers may find it difficult to effectuate customer transactions and trading activity in our securities may be adversely affected. As a result, the market price of our securities may be depressed, and you may find it more difficult to sell our securities.

It is probable that we will only be able to complete one business combination, which will cause us to be solely dependent on a single business and a limited number of products or services.

The net proceeds from this offering will provide us with only approximately $113,827,383 (or $131,236,983 if the underwriters over-allotment option is exercised in full), which we may use to complete a business combination. Our initial business combination must be with a business with a fair market value of at least 80% of our net assets at the time of such acquisition. Consequently, it is probable that we will have the ability to complete only a single business combination. Accordingly, the prospects for our ability to effect our acquisition strategy may be:

•	solely dependent upon the performance of a single business, or

•	dependent upon the development or market acceptance of a single or limited number of products, processes or services.

In this case, we will not be able to diversify our operations or benefit from the possible spreading of risks or offsetting of losses, unlike other entities, which may have the resources to complete several business combinations in different industries or different areas of a single industry.

The ability of our stockholders to exercise their conversion rights may not allow us to effectuate the most desirable business combination or optimize our capital structure.

When we seek stockholder approval of any business combination, we will offer each public stockholder the right to have his, her or its shares of common stock converted to cash if the stockholder votes against the business combination and the business combination is approved and completed. Such holder must both vote against such business combination and then exercise his, her or its conversion rights to receive a pro rata portion of the trust account. Accordingly, if our business combination requires us to use substantially all of our cash to pay the purchase price, because we will not know how many stockholders may exercise such conversion rights, we may either need to reserve part of the trust account for possible payment upon such conversion, or we may need to arrange third party financing to help fund our business combination in case a larger percentage of stockholders exercise their conversion rights than we expect. Therefore, we may not be able to consummate a business combination that requires us to use all of the funds held in the trust account as part of the purchase price, or we may end up having a leverage ratio that is not optimal for our business combination. This may limit our ability to effectuate the most attractive business combination available to us.

Because of our limited resources and the significant competition for business combination opportunities, we may not be able to consummate an attractive business combination.

We expect to encounter intense competition from other entities having a business objective similar to ours, including venture capital funds, leveraged buyout funds, other blank check companies, and operating businesses competing for acquisitions. Many of these entities are well established and have extensive experience in identifying and effecting business combinations directly or through affiliates. Many of these competitors possess greater technical, human and other resources than we do and our financial resources will be relatively limited when contrasted with those of many of these competitors. While we believe that there are numerous potential target businesses that we could acquire with the net proceeds of this offering, our ability to compete in acquiring certain sizable target businesses will be limited by our available financial resources. This inherent competitive limitation gives others an advantage in pursuing the acquisition of certain target businesses. Further, the obligation we have to seek stockholder approval of a business combination may delay the consummation of a transaction, and our obligation to convert into cash the shares of common stock held by public stockholders in certain instances may reduce the resources available for a business combination. Additionally, our outstanding warrants, and the future dilution they potentially represent, may not be viewed favorably by certain target businesses. Any of these obligations may place us at a competitive disadvantage in successfully negotiating a business combination.

We may be unable to obtain additional financing, if required, to complete a business combination or to fund the operations and growth of the target business, which could compel us to restructure the transaction or abandon a particular business combination.

Although we believe that the net proceeds of this offering will be sufficient to allow us to consummate a business combination, in as much as we have not yet identified any prospective target business, we cannot ascertain the capital requirements for any particular transaction. If the net proceeds of this offering prove to be insufficient, either because of the size of the business combination or the depletion of the available net proceeds in search of a target business, or because we become obligated to convert into cash a significant number of shares from dissenting stockholders, we will be required to seek additional financing. We cannot assure you that such financing would be available on acceptable terms, if at all. To the extent that additional financing proves to be unavailable when needed to consummate a particular business combination, we would be compelled to restructure the transaction or abandon that particular business combination and seek an alternative target business candidate. In addition, if we consummate a business combination, we may require additional financing to fund the operations or growth of the target business. The failure to secure additional financing could have a material adverse effect on the continued development or growth of the target business. None of our officers, directors or securityholders is required to provide any financing to us in connection with or after a business combination.

Our existing securityholders, including our officers and directors, control a substantial interest in us and thus may influence certain actions requiring stockholder vote.

Upon consummation of our offering, our existing securityholders (including all of our officers and directors) will directly or indirectly collectively own 20% of our issued and outstanding shares of common stock (assuming they do not purchase units in this offering) and warrants to purchase up to an additional 20% of our issued and outstanding shares of common stock. One of our existing securityholders has also agreed that it or certain of its affiliates or designees will collectively purchase up to $1,000,000 of our warrants in the public marketplace at prices not to exceed $1.20 per warrant within twenty trading days after separate trading of the warrants has commenced. None of our existing securityholders, officers and directors has indicated to us that he intends to purchase our securities in the offering. Our board of directors consists of one class with a term of one year. It is unlikely that there will be an annual meeting of stockholders to elect new directors prior to the consummation of a business combination, in which case all of the current directors will continue in office at least until the consummation of the business combination. If there is an annual meeting, our existing securityholders, because of their ownership position, will have considerable influence regarding the outcome. Accordingly, our existing securityholders will continue to exert control at least until the consummation of a business combination. In addition, our existing securityholders and their affiliates and relatives are not prohibited from purchasing units in this offering or shares in the after-market. If they do, we cannot assure you that our existing securityholders will not have considerable influence upon the vote in connection with a business combination.

Our existing securityholders paid an aggregate of $60,000, or $0.02 per share, for their units and, accordingly, you will experience immediate and substantial dilution from the purchase of our common stock.

The difference between the public offering price per share of our common stock and the pro forma net tangible book value per share of our common stock after this offering constitutes the dilution to you and the other investors in this offering. The fact that our existing securityholders acquired their shares of common stock at a nominal price has significantly contributed to this dilution. Assuming the offering is completed, you and the other new investors will incur an immediate and substantial dilution of approximately 30% or $2.42 per share (the difference between the pro forma net tangible book value per share of $5.58, and the initial offering price of $8.00 per unit).

Our outstanding warrants may have an adverse effect on the market price of our common stock and make it more difficult to effect a business combination.

In connection with this offering, as part of the units, we will be issuing warrants to purchase 15,600,000 shares of common stock. We will also issue an option to purchase 1,560,000 units to the representative of the underwriters, which, if exercised, will result in the issuance of an additional 1,560,000 warrants. Our existing securityholders also own warrants to purchase an aggregate of 3,900,000 shares. To the extent we issue shares of common stock to effect a business combination, the potential for the issuance of substantial numbers of additional shares upon exercise of these warrants and options could make us a less attractive acquisition vehicle in the eyes of a target business as such securities, when exercised, will increase the number of issued and outstanding shares of our common stock and reduce the value of the shares issued to complete the business combination. Accordingly, our warrants and options may make it more difficult to effectuate a business combination or increase the cost of the target business. Additionally, the sale, or even the possibility of sale, of the shares underlying the warrants and options could have an adverse effect on the market price for our securities or on our ability to obtain future public financing. If and to the extent these warrants and options are exercised, you may experience dilution to your holdings.

If our existing securityholders exercise their registration rights, it may have an adverse effect on the market price of our common stock and the existence of these rights may make it more difficult to effect a business combination.

Our existing securityholders are entitled to demand that we register the resale of their shares at any time after the date on which their shares are released from escrow. If our existing securityholders exercise their registration rights with respect to all of their shares, then there may be an additional 7,800,000 shares of common stock eligible for trading in the public market (assuming exercise of the warrants which are part of the Units). The presence of this additional number of shares of common stock eligible for trading in the public market may have an adverse effect on the market price of our common stock. In addition, the existence of these rights may make it more difficult to effectuate a business combination or increase the cost of the target business, as the securityholders of the target business may be discouraged from entering into a business combination with us or will request a higher price for their securities as a result of these registration rights and the potential future effect their exercise may have on the trading market for our common stock.

The representative of the underwriters in the offering will not make a market for our securities which could adversely affect the liquidity and price of our securities.

The Shemano Group, the representative of the underwriters in this offering, does not make markets in securities and will not be making a market in our securities. The Shemano Group not acting as a market maker for our securities may adversely impact the liquidity and price of our securities.

We intend to have our securities quoted on the OTC Bulletin Board, which will limit the liquidity and price of our securities more than if our securities were quoted or listed on The Nasdaq Stock Market or a national exchange.

Our securities will be traded in the over-the-counter market. It is anticipated that they will be quoted on the OTC Bulletin Board, an NASD-sponsored and operated inter-dealer automated quotation system for equity securities not included on The Nasdaq Stock Market. Quotation of our securities on the OTC Bulletin Board will limit the liquidity and price of our securities more than if our securities were quoted or listed on The Nasdaq Stock Market or a national exchange. We cannot assure you, however, that such securities will be approved for quotation or continue to be authorized for quotation by the OTC Bulletin Board or any other market in the future, in which event the liquidity and price of our securities would be even more adversely impacted.

If you are not an institutional investor, you may purchase our securities in this offering only if you reside within certain states and may engage in resale transactions only in those states and a limited number of other jurisdictions.

We have applied to register our securities, or have obtained or will seek to obtain an exemption from registration, in Colorado, Delaware, the District of Columbia, Florida, Hawaii, Illinois, Indiana, Maryland, New York and Rhode Island. If you are not an “institutional investor,” you must be a resident of these jurisdictions to purchase our securities in the offering. Institutional investors in every state, except Idaho, may purchase units in this offering pursuant to exemptions provided to such entities under the Blue Sky laws of various states. The definition of an “institutional investor” varies from state to state but generally includes financial institutions, broker-dealers, banks, insurance companies and other qualified entities. In order to prevent resale transactions in violation of states’ securities laws, you may engage in resale transactions only in the states referred to in the first sentence of this paragraph if you are not an institutional investor, and in all states, except Idaho, if you are an institutional investor and in other jurisdictions in which an applicable exemption is available or a Blue Sky application has been filed and accepted. This restriction on resale may limit your ability to resell the securities purchased in this offering and may impact the price of our securities. For a more complete discussion of the Blue Sky state securities laws and registrations affecting this offering, please see the section entitled “Underwriting-State Blue Sky Information.”

Because our initial securityholders’ initial equity investment was only $60,000, our offering may be disallowed by state administrators that follow the North American Securities Administrators Association, Inc. Statement of Policy on development stage companies.

Pursuant to the Statement of Policy Regarding Promoter’s Equity Investment promulgated by The North American Securities Administrators Association, Inc., an international organization devoted to investor protection, any state administrator may disallow an offering of a development stage company if the initial equity investment by a company’s promoters does not equal a certain percentage of the aggregate public offering price. Our promoters’ initial investment of $60,000 is less than the required $3,230,000 minimum amount pursuant to this policy. Accordingly, a state administrator would have the discretion to disallow our offering if it wanted to. We cannot assure you that our offering would not be disallowed pursuant to this policy. Additionally, the initial equity investment made by the initial securityholders may not adequately protect investors.

The determination for the offering price of our units is more arbitrary compared with the pricing of securities for an operating company in a particular industry.

Prior to this offering there has been no public market for any of our securities. The public offering price of the units and the terms of the warrants were negotiated between us and the representative. Factors considered in determining the prices and terms of the units, including the common stock and warrants underlying the units, include:

•	the history and prospects of companies whose principal business is the acquisition of other companies;

•	prior offerings of those companies;

•	our prospects for acquiring an operating business at attractive values;

•	our capital structure;

•	an assessment of our management and their experience in identifying operating companies;

•	general conditions of the securities markets at the time of the offering; and

•	other factors as were deemed relevant.

However, although these factors were considered, the determination of our offering price is more arbitrary than the pricing of securities for an operating company in a particular industry since the underwriters are unable to compare our financial results and prospects with those of public companies operating in the same industry.

If we are deemed to be an investment company, we may be required to institute burdensome compliance requirements and our activities may be restricted, which may make it difficult for us to complete a business combination.

If we are deemed to be an investment company under the Investment Company Act of 1940, our activities may be restricted, including:

•	restrictions on the nature of our investments; and

•	restrictions on the issuance of securities,

which may make it difficult for us to complete a business combination.

In addition, we may have imposed upon us burdensome requirements, including:

•	registration as an investment company;

•	adoption of a specific form of corporate structure; and

•	reporting, record keeping, voting, proxy, compliance policies and procedures and disclosure requirements and other rules and regulations.

We do not believe that our anticipated principal activities will subject us to the Investment Company Act of 1940. To this end, the proceeds held in trust may only be invested by the trust agent in “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940 having a maturity date of 180 days or less. By restricting the investment of the proceeds to these instruments, we intend to meet the requirements for the exemption provided in Rule 3a-1 promulgated under the Investment Company Act of 1940. If we were deemed to be subject to the act, compliance with these additional regulatory burdens would require additional expense that we have not allotted for.

Our directors may not be considered "independent" under the policies of the North American Securities Administrators Association, Inc.

All of our officers or directors own shares of our common stock, and no salary or other compensation will be paid to our officers or directors for services rendered by them on our behalf prior to or in connection with a business combination. We believe that three members of our board of directors are "independent" as that term is commonly used. However, under the policies of the North American Securities Administrators Association, Inc., because our directors may receive reimbursement for out-of-pocket expenses incurred by them in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations, state securities administrators could take the position that such individuals are not "independent." If this were the case, they would take the position that we would not have the benefit of independent directors examining the propriety of expenses incurred on our behalf and subject to reimbursement. Additionally, there is no limit on the amount of out-of-pocket expenses that could be incurred and there will be no review of the reasonableness of the expenses by anyone other than our board of directors, which would include persons who may seek reimbursement, or a court of competent jurisdiction if such reimbursement is challenged. Although we believe that all actions taken by our directors on our behalf will be in our best interests, whether or not three of them are deemed to be "independent," we cannot assure you that this will actually be the case. If actions are taken, or expenses are incurred that are actually not in our best interests, it could have a material adverse effect on our business and operations and the price of our stock held by the public stockholders.

Risks associated with the media, gaming, and/or entertainment industries

We intend to focus our search on target businesses in the media, gaming, and/or entertainment industries. We believe the following risks would apply to us following the completion of a business combination with a target business in the media, gaming, and/or entertainment industries.

The speculative nature of the media, gaming, and/or entertainment industries may negatively impact our results of operations.

Certain segments of the media, gaming, and/or entertainment industries are highly speculative and historically have involved a substantial degree of risk. For example, the success of a particular video game, program or series or recreational attraction depends upon unpredictable and changing factors, including the success of promotional efforts, the availability of alternative forms of entertainment and leisure time activities, general economic conditions, public acceptance and other tangible and intangible factors, many of which are beyond our control. If we complete a business combination with a target business in such a segment, our operations may be adversely affected.

Changes in technology may reduce the demand for the products or services we may offer following a business combination.

The media, gaming, and/or entertainment industries are substantially affected by rapid and significant changes in technology. These changes may reduce the demand for certain existing services and technologies used in these industries or render them obsolete. We cannot assure you that the technologies used by or relied upon or produced by a target business with which we effect a business combination will not be subject to such occurrence. While we may attempt to adapt and apply the services provided by the target business to newer technologies, we cannot assure you that we will have sufficient resources to fund these changes or that these changes will ultimately prove successful.

If, following a business combination, the products or services that we market or sell are not accepted by the public, our results of operations will be adversely affected.

Certain segments of the media, gaming, and/or entertainment industries are dependent on developing and marketing new products and services that respond to technological and competitive developments and changing customer needs and tastes. We cannot assure you that the products and services of a target business with which we effect a business combination will gain market acceptance. Any significant delay or failure in developing new or enhanced technology, including new product and service offerings, could result in a loss of actual or potential market share and a decrease in revenues.

If we are unable to protect our patents, trademarks, copyrights and other intellectual property rights following a business combination, competitors may be able to use our technology or intellectual property rights, which could weaken our competitive position.

If we are successful in acquiring a target business and the target business is the owner of patents, trademarks, copyrights and other intellectual property, our success will depend in part on our ability to obtain and enforce intellectual property rights for those assets, both in the United States and in other countries. In those circumstances, we may file applications for patents, copyrights and trademarks as our management deems appropriate. We cannot assure you that these applications, if filed, will be approved, or that we will have the financial and other resources necessary to enforce our proprietary rights against infringement by others. Additionally, we cannot assure you that any patent, trademark or copyright obtained by us will not be challenged, invalidated or circumvented.

If we are alleged to have infringed on the intellectual property or other rights of third parties, it could subject us to significant liability for damages and invalidation of our proprietary rights.

If, following a business combination, third parties allege that we have infringed on their intellectual property rights, privacy rights or publicity rights or have defamed them, we could become a party to litigation. These claims and any resulting lawsuits could subject us to significant liability for damages and invalidation of our proprietary rights and/or restrict our ability to publish and distribute the infringing or defaming content.

We may not be able to successfully compete in our desired industry and segments, which are characterized by the existence of large competitors and rapidly changing technology.

There is substantial competition in all aspects and segments of the media, gaming, and/or entertainment industries. Numerous companies, most of which have substantially greater financial resources available to them than we will, are already engaged in the various segments in which we may seek to engage. We cannot assure you that we will be able to compete successfully with others in the relevant market upon the successful acquisition of a target business.

We may not be able to comply with government regulations that may be adopted with respect to the media, gaming, and/or entertainment industries.

Certain segments of the media, gaming, and/or entertainment industries, including broadcast networks, cable networks and radio stations, have historically been subject to substantial regulation at the Federal, state and local levels. In the past, the regulatory environment, particularly with respect to the television and radio industry, has been fairly rigid. We cannot assure you that regulations currently in effect or adopted in the future will not have a material adverse effect on any target business acquired by us or cause us to modify or cease operations as are then being conducted.

USE OF PROCEEDS

We estimate that the net proceeds of this offering will be as set forth in the following table:

	Without Over-Allotment Option	Over-Allotment Option Exercised
Gross proceeds	124,800,000	143,520,000

Offering expenses (1)
Underwriting discount (7% of gross proceeds)	8,736,000	10,046,400
Underwriting non-accountable expense allowance (1½% of gross proceeds)	1,872,000	1,872,000
Legal fees and expenses (including blue sky services and expenses)	200,000	200,000
Miscellaneous expenses	35,000	35,000
Printing and engraving expenses	50,000	50,000
Accounting fees and expenses	35,000	35,000
SEC registration fee	29,117	29,117
NASD registration fee	15,500	15,500
Net proceeds
Held in trust	112,227,383	129,061,490
Not held in trust	1,600,000	2,175,493
Total net proceeds	$113,827,383	$131,236,983

Use of net proceeds not held in trust

Payment of administrative fee to Santa Monica Capital Corp. ($7,500 per month for two years)	180,000	180,000
Legal, accounting and other expenses attendant to the due diligence investigation, structuring and negotiation of a business combination	300,000	400,000
Due diligence of prospective target businesses	500,000	800,000
Legal and accounting fees relating to SEC reporting obligations	50,000	50,000
Working capital to cover miscellaneous expenses, D&O insurance and reserves	570,000	745,493
Total	$1,600,000	2,175,493

(1)
A portion of the offering expenses have been paid from the funds we received from Santa Monica Capital Partners, LLC described below. These funds will be repaid out of the proceeds of this offering not being placed in trust upon consummation of this offering.

$112,227,383, or $129,061,490 if the underwriters’ overallotment option is exercised in full, of the net proceeds will be placed in a trust account at Royal Bank of Canada maintained by Continental Stock Transfer & Trust Company, New York, New York, as trustee. The proceeds will not be released from the trust account until the earlier of the completion of a business combination or our liquidation. The proceeds held in the trust account may be used as consideration to pay the sellers of a target business with which we complete a business combination. Any amounts not paid as consideration to the sellers of the target business may be used to finance operations of the target business or to effect other acquisitions, as determined by our board of directors at that time.

The payment to Santa Monica Capital Corp., an affiliate of our President, David Marshall, of a monthly fee of $7,500 is for general and administrative services including office space, utilities and secretarial support. This arrangement is being agreed to by Santa Monica Capital Corp. for our benefit and is not intended to provide any of our officers or directors compensation in lieu of a salary. We believe, based on rents and fees for similar services in the Los Angeles, California area that the fee charged by Santa Monica Capital Corp. is at least as favorable as we could have obtained from an unaffiliated person. Upon completion of a business combination or our liquidation, we will no longer be required to pay this monthly fee.

We intend to use the excess working capital (approximately $570,000 or $745,493 if the over-allotment option is exercised in full) for director and officer liability insurance premiums with the balance being held in reserve in the event due diligence, legal, accounting and other expenses of structuring and negotiating business combinations exceed our estimates, as well as for reimbursement of any out-of-pocket expenses incurred by our existing securityholders in connection with activities on our behalf as described below. We expect that due diligence of prospective target businesses will be performed by some or all of our officers and directors and may include engaging market research firms and/or third party consultants. Our officers and directors will not receive any compensation for their due diligence of prospective target businesses, but will be reimbursed for any out-of-pocket expenses (such as travel expenses) incurred in connection with such due diligence activities. We believe that the excess working capital will be sufficient to cover the foregoing expenses and reimbursement costs.

It is also possible that we could use a portion of such excess working capital to make a deposit, down payment or fund a “no-shop” provision with respect to a particular proposed business combination, although we do not have any current intention to do so. We believe the net proceeds from the offering will be sufficient to fund the evaluation, negotiation and other expenses attendant to consummating a business combination even if we make such a payment. However, in the event that we were ultimately required to forfeit such funds (whether as a result of our breach of the agreement relating to such payment or otherwise), we may not have a sufficient amount of working capital available outside of the trust account to conduct due diligence and pay other expenses related to finding another suitable business combination without securing additional financing. Thus, if we were unable to secure additional financing, we would most likely fail to consummate a business combination in the allotted time and would be forced to liquidate.

To the extent that our capital stock is used in whole or in part as consideration to effect a business combination, the proceeds held in the trust account as well as any other net proceeds not expended will be used to finance the operations of the target business or to acquire other businesses.

Santa Monica Capital Partners, LLC, an affiliate of our chairman of the board and officers, has advanced to us a total of $240,000, which was used to pay a portion of the expenses of this offering referenced in the line items above for the SEC registration fee, NASD registration fee and accounting and legal fees and expenses. The loan bears interest of 5% per annum and is due December 31, 2005 or the consummation of this offering. The loan will be repaid out of the proceeds of this offering not being placed in trust.

The net proceeds of this offering not held in the trust account and not immediately required for the purposes set forth above will only be invested in United States “government securities,” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940 having a maturity of one hundred and eighty days or less so that we are not deemed to be an investment company under the Investment Company Act. The interest income derived from investment of these net proceeds during this period will be used to defray our general and administrative expenses, as well as costs relating to compliance with securities laws and regulations, including associated professional fees, until a business combination is completed.

We believe that, upon consummation of this offering, we will have sufficient available funds to operate for at least the next 24 months, assuming that a business combination is not consummated during that time.

Commencing on July 5, 2005 through the earlier of twenty-four months or the consummation of the acquisition of the target business, we will pay Santa Monica Capital Partners, LLC the fee described above. Other than this $7,500 per month administrative fee, no compensation of any kind (including finder’s and consulting fees) will be paid to any of our existing securityholders, officers or directors or any of their affiliates, for services rendered to us prior to or in connection with the consummation of the business combination. However, our officers and directors will receive reimbursement for any out-of-pocket expenses incurred by them in connection with activities on our behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations. It is possible that certain of our officers and directors may be employed or retained by a target business after the business combination in some capacity. However, since the role of any of those individuals after a business combination is uncertain, we have no ability to determine what remuneration, if any, will be paid to those persons after a business combination. However, our advisory board members may be paid consulting, management or other fees from target businesses, either prior to or as a result of the business combination, with such amounts being fully disclosed to stockholders, to the extent then known, in the proxy materials furnished to the stockholders.

A public stockholder will be entitled to receive funds from the trust account (including interest earned on his, her or its portion of the trust account) only in the event of our liquidation or if that public stockholder were to seek to convert such shares into cash in connection with a business combination which the public stockholder voted against and which we consummate. In no other circumstances will a public stockholder have any right or interest of any kind to or in the trust account.

DILUTION

The difference between the public offering price per share of common stock, assuming no value is attributed to the warrants included in the units, and the pro forma net tangible book value per share of our common stock after this offering constitutes the dilution to investors in this offering. Net tangible book value per share is determined by dividing our net tangible book value, which is our total tangible assets less total liabilities (including the value of common stock which may be converted into cash), by the number of outstanding shares of our common stock.

At July 31, 2005, our net tangible book value was a deficiency of $23,250, or approximately ($.01) per share of common stock. After giving effect to the sale of 15,600,000 shares of common stock included in the units, and the deduction of underwriting discounts and estimated expenses of this offering, our pro forma net tangible book value at July 31, 2005 would have been $91,441,114 or $5.58 per share, representing an immediate increase in net tangible book value of $5.59 per share to the existing securityholders and an immediate dilution of $2.42 per share or 30.2% to new investors not exercising their conversion rights. For purposes of presentation, our pro forma net tangible book value after this offering is $22,434,254 less than it otherwise would have been because if we effect a business combination, the conversion rights to the public stockholders may result in the conversion into cash of up to approximately 19.99% of the aggregate number of the shares sold in this offering at a per-share conversion price equal to the amount in the trust account as of the record date for the determination of stockholders entitled to vote on the business combination, inclusive of any interest, divided by the number of shares sold in this offering.

The following table illustrates the dilution to the new investors on a per-share basis, assuming no value is attributed to the warrants included in the units:

Public offering price		$8.00
Net tangible book value before this offering	$(0.01)
Increase attributable to new investors	$5.59
Pro forma net tangible book value after this offering		$5.58
Dilution to new investors		$2.42

The following table sets forth information with respect to our existing securityholders and the new investors:

	Shares Purchased		Total Consideration		Average Price
	Number	Percentage	Amount	Percentage	Per Share
Existing securityholders	3,900,000	20.0%	$60,000	0.05	$0.02

New investors	15,600,000	80.0%	$124,800,000	99.95	$8.00

The pro forma net tangible book value after the offering is calculated as follows:

Numerator:
Net tangible book value before this offering	$(23,250)
Proceeds from this offering	$113,827,383
Offering costs paid in advance and excluded from net tangible book value before this offering	$71,235
Less: Proceeds held in trust subject to conversion to cash ($112,227,383 x 19.99%)	$(22,434,254)

$91,441,114

Denominator
Shares of common stock outstanding prior to this offering	3,900,000
Shares of common stock included in the units offered	15,600,000
Less: Shares subject to conversion (15,600,000 x 19.99%)	(3,118,440)
16,381,560

CAPITALIZATION

The following table sets forth our capitalization at July 31, 2005 and as adjusted to give effect to the sale of our units and the application of the estimated net proceeds derived from the sale of our units:

	July 31, 2005
	Actual	As Adjusted
Notes payable-related parties	$240,000	$–
Common stock, $.001 par value, 200,000,000 shares authorized; -0- and 3,118,440 shares which are subject to possible conversion at conversion value	–	$22,434,254
Stockholders equity	–	–
Preferred stock, $.001 par value, 25,000,000 shares authorized; none issued or outstanding	–	–
Common stock, $.001 par value, 200,000,000 shares authorized; 3,900,000 issued and outstanding; 12,481,560 shares issued and outstanding (excluding 3,118,440 shares subject to possible conversion) as adjusted	$3,900	$16,382
Additional paid-in capital	$56,100	$91,436,748
Deficit accumulated during the development stage	$(12,015)	$(12,015)
Total stockholders’ equity:	$47,985	$91,441,114
Total capitalization	$287,985	$113,875,368

If we consummate a business combination, the conversion rights afforded to our public stockholders may result in the conversion into cash of up to approximately 19.99% of the aggregate number of shares sold in this offering at a per-share conversion price equal to the amount in the trust account, inclusive of any interest thereon, as of two business days prior to the proposed consummation of a business combination divided by the number of shares sold in this offering.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

We were formed on June 24, 2005, to serve as a vehicle to effect a merger, capital stock exchange, asset acquisition or other similar business combination with an operating business in the media, gaming and/or entertainment industries, which we believe has significant growth potential. We intend to utilize cash derived from the proceeds of this offering, our capital stock, debt or a combination of cash, capital stock and debt, in effecting a business combination. The issuance of additional shares of our capital stock:

•	may significantly reduce the equity interest of our securityholders;

•	may subordinate the rights of holders of common stock if preferred stock is issued with rights senior to those afforded to our common stock;

•
will likely cause a change in control if a substantial number of our shares of common stock are issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and most likely will also result in the resignation or removal of our present officers and directors; and

•	may adversely affect prevailing market prices for our common stock.

Similarly, if we issue debt securities, it could result in:

•	default and foreclosure on our assets if our operating revenues after a business combination were insufficient to pay our debt obligations;

•
acceleration of our obligations to repay the indebtedness even if we have made all principal and interest payments when due if the debt security contains covenants that required the maintenance of certain financial ratios or reserves and any such covenant is breached without a waiver or renegotiation of that covenant;

•	our immediate payment of all principal and accrued interest, if any, if the debt security is payable on demand; and

•	our inability to obtain additional financing, if necessary, if the debt security contains covenants restricting our ability to obtain additional financing while such security is outstanding.

We have neither engaged in any operations nor generated any revenues to date. Our entire activity since inception has been to prepare for our proposed fundraising through an offering of our equity securities.

We estimate that the net proceeds from the sale of the units, after deducting offering expenses of approximately $10,972,617, including $1,872,000 evidencing the underwriters’ non-accountable expense allowance of 1½% of the gross proceeds, and underwriting discounts of approximately $8,736,000, will be approximately $113,827,383, or $131,236,983 if the underwriters’ over-allotment option is exercised in full. Of this amount, $112,227,383, or $129,061,490 if the underwriters’ over-allotment option is exercised in full, will be held in trust and the remaining $1,600,000 or $2,175,293, if the over-allotment option is exercised, will not be held in trust. We will use substantially all of the net proceeds of this offering to acquire a target business, including identifying and evaluating prospective acquisition candidates, selecting the target business, and structuring, negotiating and consummating the business combination. To the extent that our capital stock is used in whole or in part as consideration to effect a business combination, the proceeds held in the trust account as well as any other net proceeds not expended will be used to finance the operations of the target business or to acquire other businesses. We believe that, upon consummation of this offering, the funds available to us outside of the trust account will be sufficient to allow us to operate for at least the next 24 months, assuming that a business combination is not consummated during that time. Over this time period, we anticipate approximately $180,000 for the administrative fee payable to Santa Monica Capital Corp. ($7,500 per month for two years), $300,000 ($400,000 if the over-allotment option is exercised) of expenses for legal, accounting and other expenses attendant to the due diligence investigations, structuring and negotiating of a business combination, $500,000 ($800,000 if the over-allotment option is exercised in full) of expenses for the due diligence and investigation of a target business, $50,000 of expenses in legal and accounting fees relating to our SEC reporting obligations and $570,000 ($745,493 if the over-allotment option is exercised in full) for general working capital that will be used for miscellaneous expenses and reserves. We do not believe we will need to raise additional funds following this offering in order to meet the expenditures required for operating our business. However, we may need to raise additional funds through a private offering of debt or equity securities if such funds are required to consummate a business combination that is presented to us although we have not entered into any such arrangement and have no current intention of doing so. We would only consummate such a financing simultaneously with the consummation of a business combination.

We are obligated, commencing July 5, 2005 through the earlier of twenty four months or the completion of a business combination, to pay to Santa Monica Capital Corp., an affiliate of David Marshall, a monthly fee of $7,500 for general and administrative services. In addition, on June 24, 2005, Santa Monica Capital Partners, LLC, an affiliate of each of our officers advanced $240,000 to us, bearing interest of 5% per annum, for payment of offering expenses on our behalf. The loan will be payable on the earlier of December 31, 2005 or the consummation of this offering. The loan will be repaid out of the proceeds of this offering not being placed in trust.

We have agreed to sell to the representative of the underwriters, for $100, an option to purchase up to a total of 1,560,000 units. We will account for this purchase option as a cost of raising capital and will include the instrument as equity in our financial statements. Accordingly, there will be no net impact on our financial position or results of operations, except for the recording of the $100 proceeds from the sale. We have estimated, based upon a Black-Scholes option pricing model, that the fair value of the purchase option on the date of grant is approximately $4,851,600, using an expected life of four years, volatility of 52%, and a risk-free rate of 4%. However, because our units do not have a trading history, the volatility assumption is based on information currently available to management. We have referred to the twenty four month volatility of the representative sample because  we believe that the volatility of these representative companies is a reasonable benchmark to use in estimating the expected volatility for the Company's common stock prost-business combination. Although an expected life of four years was taken into account for purposes of assigning a fair value to the Purchase Option, if the Company does not consummate a business combination within the prescribed time period and liquidates, the Purchase Option will become worthless.

PROPOSED BUSINESS

Introduction

We are a Delaware blank check company incorporated on June 24, 2005 in order to serve as a vehicle for the acquisition of an operating business in the media, gaming, and/or entertainment industries. The media, gaming, and/or entertainment industries encompass those companies, which create, produce, deliver, distribute and/or market entertainment and information products and services and may include among others:

•	cable, satellite and digital terrestrial television systems, programming, services and networks;

•	newspaper, book, magazine, and specialty publishing;

•	direct marketing, advertising and promotional services;

•	radio broadcasting;

•	recorded music and music publishing;

•	video games;

•	live entertainment and/or live entertainment venues;

•	Internet content and distribution;

•	interactive multimedia;

•	voice, video and data transmission platforms and services; and

•	land-based casinos and hotels.

We believe, based solely on our management's collective business experience, that there are numerous business opportunities in the media, gaming, and/or entertainment industries. However, we have not conducted any research with respect to identifying the number and characteristics of the potential acquisition candidates within these industries or the likelihood or probability of success of any proposed business combination. Accordingly, we cannot assure you that we will be able to locate a target business in such industries or that we will be able to engage in a business combination with a target business on favorable terms.

Effecting a Business Combination

General

We are not presently engaged in, and we will not engage in, any substantive commercial business for an indefinite period of time following this offering. We intend to utilize cash derived from the proceeds of this offering as well as our existing cash, our capital stock, debt or a combination of these in effecting a business combination. Although substantially all of the net proceeds of this offering are intended to be generally applied toward effecting a business combination as described in this prospectus, the proceeds are not otherwise being designated for any more specific purposes. Accordingly, prospective investors will invest in us without an opportunity to evaluate the specific merits or risks of any one or more business combinations. A business combination may involve the acquisition of, or merger with, a company which does not need substantial additional capital but which desires to establish a public trading market for its shares, while avoiding what it may deem to be adverse consequences of undertaking a public offering itself. These include time delays, significant expense, loss of voting control and compliance with various Federal and state securities laws. In the alternative, we may seek to consummate a business combination with a company that may be financially unstable or in its early stages of development or growth. While we may seek to effect business combinations with more than one target business, we will probably have the ability, as a result of our limited resources, to effect only a single business combination.

We have not identified a target business

To date, we have not selected or have made preliminary contacts with a target business. Subject to the limitations that a target business have a fair market value of at least 80% of our net assets at the time of the acquisition, as described below in more detail, we will have virtually unrestricted flexibility in identifying and selecting a prospective acquisition candidate. We have not established any other specific attributes or criteria (financial or otherwise) for prospective target businesses. Accordingly, there is no basis for investors in this offering to evaluate the possible merits or risks of the target business with which we may ultimately complete a business combination. To the extent we effect a business combination with a financially unstable company or an entity in its early stage of development or growth, including entities without established records of sales or earnings, we may be affected by numerous risks inherent in the business and operations of financially unstable and early stage or potential emerging growth companies. Although our management will endeavor to evaluate the risks inherent in a particular target business, we cannot assure you that we will properly ascertain or assess all significant risk factors.

Sources of target businesses

Although we have not yet identified any acquisition candidates, we believe that there are numerous candidates available that we intend to target. We anticipate that target business candidates will be brought to our attention from various unaffiliated sources, including securities broker/dealers, investment bankers, venture capital funds, private equity funds, leveraged buyout funds, management buyout funds and other members of the financial community, who may present solicited or unsolicited proposals. Our existing securityholders, including our officers, directors and members of our advisory board, as well as their affiliates, may also bring to our attention target business candidates that they become aware of through their business contacts. While we do not presently anticipate engaging the services of professional firms or other individuals that specialize in business acquisitions on any formal basis, and have no arrangements or understanding, preliminary or otherwise, with respect to such engagements, we may engage these firms or other individuals in the future, in which event we may pay a finder’s fee or other compensation to be determined in arm’s length negotiations. In no event, however, will we pay any of our existing officers, directors, or advisory board members or any entity with which they are affiliated any finder’s fee or other compensation for services rendered to us prior to or in connection with the consummation of a business combination. However, our advisory board members may be paid consulting, management or other fees from target businesses, either prior to or as a result of the business combination, with such amounts being fully disclosed to securityholders, to the extent then known, in the proxy materials furnished to the securityholders.

Selection of a target business and structuring of a business combination

Subject to the requirement that our initial business combination must be with a target business or businesses with a fair market value that is at least 80% of our net assets at the time of such acquisition, our management will have virtually unrestricted flexibility in identifying and selecting a prospective target business. We have not established any specific criteria (financial or otherwise) for prospective target businesses. In evaluating a prospective target business, our management will consider, among other factors, the following:

•	financial condition and results of operation;

•	growth potential;

•	experience and skill of management and availability of additional personnel;

•	capital requirements;

•	competitive position;

•	barriers to entry into other industries;

•	stage of development of the products, processes or services;

•	degree of current or potential market acceptance of the products, processes or services;

•	proprietary features and degree of intellectual property or other protection of the products, processes or services;

•	regulatory environment of the industry; and

•	costs associated with effecting the business combination.

These criteria are not intended to be exhaustive. Any evaluation relating to the merits of a particular business combination will be based, to the extent relevant, on the above factors as well as other considerations deemed relevant by our management in effecting a business combination consistent with our business objective. In evaluating a prospective target business, we will conduct an extensive due diligence review which will encompass, among other things, meetings with incumbent management and inspection of facilities, as well as review of financial and other information which will be made available to us. We will also seek to have all prospective target businesses execute agreements with us waiving any right, title or claim to any monies held in the trust account.

The time and costs required to select and evaluate a target business and to structure and complete the business combination cannot presently be ascertained with any degree of certainty. Any costs incurred with respect to the identification and evaluation of a prospective target business with which a business combination is not ultimately completed will result in a loss to us and reduce the amount of capital available to otherwise complete a business combination. However, we will not pay any finders or consulting fees to our existing officers, directors or advisory board members, or any of their respective affiliates, for services rendered to or in connection with a business combination. However, our advisory board members may be paid consulting, management or other fees from target businesses, either prior to or as a result of the business combination, with such amounts being fully disclosed to stockholders, to the extent then known, in the proxy materials furnished to the stockholders. In addition, none of our officers or directors will receive any finder's fee, consulting fees or any similar fees from any person or entity in connection with any business combination involving us other than any compensation or fees that may be received for any services provided following such business combination.

Fair Market Value of Target Business

The initial target business that we acquire must have a fair market value equal to at least 80% of our net assets at the time of such acquisition including any amount held in the trust account subject to the conversion rights described below, although we may acquire a target business whose fair market value significantly exceeds 80% of our net assets. In order to consummate such an acquisition, we may issue a significant amount of debt or equity securities to the sellers of such business and/or seek to raise additional funds through a private offering of our debt or equity securities. Since we have no specific business combination under consideration, we have not entered into any such fund raising arrangements and have no current intention of doing so. The fair market value of such business will be determined by our board of directors based upon standards generally accepted by the financial community, such as actual and potential sales, earnings and cash flow and book value. If our board is not able to independently determine that the target business has a sufficient fair market value, we will obtain an opinion from an unaffiliated, independent investment banking firm, which is a member of the National Association of Securities Dealers, Inc. with respect to the satisfaction of such criteria. Since any opinion, if obtained, would merely state that fair market value meets the 80% of net assets threshold, it is not anticipated that copies of such opinion would be distributed to our securityholders, although copies will be provided to stockholders who request it. We will not be required to obtain an opinion from an investment banking firm as to the fair market value if our board of directors independently determines that the target business has sufficient fair market value.

Probable lack of business diversification

While we may seek to effect business combinations with more than one target business, our initial business combination must be with a target business or businesses, which satisfy the minimum valuation standard at the time of such acquisition, as, discussed above. Consequently, it is probable that we will have the ability to effect only a single business combination. Accordingly, the prospects for our success may be entirely dependent upon the future performance of a single business. Unlike other entities, which may have the resources to complete several business combinations of entities operating in multiple industries or multiple areas of a single industry, it is probable that we will not have the resources to diversify our operations or benefit from the possible spreading of risks or offsetting of losses. By consummating a business combination with only a single entity, our lack of diversification may:

•
subject us to numerous economic, competitive and regulatory developments, any or all of which may have a substantial adverse impact upon the particular industry in which we may operate subsequent to a business combination, and

•	result in our dependency upon the development or market acceptance of a single or limited number of products, processes or services.

Additionally, since our business combination may entail the simultaneous acquisitions of several assets or operating businesses at the same time and may be with different sellers, we will need to convince such sellers to agree that the purchase of their assets or closely related businesses is contingent upon the simultaneous closings of the other acquisitions.

Limited ability to evaluate the target business’ management

Although we intend to closely scrutinize the management of a prospective target business when evaluating the desirability of effecting a business combination, we cannot assure you that our assessment of the target business’ management will prove to be correct. In addition, we cannot assure you that the future management will have the necessary skills, qualifications or abilities to manage a public company. Furthermore, the future role of our officers and directors, if any, in the target business following a business combination cannot presently be stated with any certainty. While it is possible that one or more of our officers or directors will remain associated in some capacity with us following a business combination, it is unlikely that any of them will devote their full efforts to our affairs subsequent to a business combination. Moreover, they would only be able to remain with the company after the consummation of a business combination if they are able to negotiate employment or consulting agreements in connection with the business combination. Such negotiations would take place simultaneously with the negotiation of the business combination and could provide for such individuals to receive compensation in the form of cash payments and/or our securities for services they would render to the company after the consummation of the business combination. While the personal and financial interests of such individuals may influence their motivation in identifying and selecting a target business, the ability of such individuals to remain with the company after the consummation of a business combination will not be the determining factor in our decision as to whether or not we will proceed with any potential business combination. Additionally, we cannot assure you that our officers and directors will have significant experience or knowledge relating to the operations of the particular target business.

Following a business combination, we may seek to recruit additional managers to supplement the incumbent management of the target business. We cannot assure you that we will have the ability to recruit additional managers, or that any such additional managers we do recruit will have the requisite skills, knowledge or experience necessary to enhance the incumbent management.

Opportunity for stockholder approval of business combination

Prior to the completion of a business combination, we will submit the transaction to our stockholders for approval, even if the nature of the acquisition is such as would not ordinarily require stockholder approval under applicable state law. In connection with seeking stockholder approval of a business combination, we will furnish our stockholders with proxy solicitation materials prepared in accordance with the Securities Exchange Act of 1934, as amended, which, among other matters, will include a description of the operations of the target business and audited historical financial statements of the business.

In connection with the vote required for any business combination, all of our existing securityholders, including all of our officers and directors, have agreed to vote their respective shares of common stock owned by them immediately prior to this offering in accordance with the majority of the shares of common stock voted by the public stockholders. This voting arrangement shall not apply to shares included in units purchased in this offering or purchased following this offering in the open market by any of our existing securityholders, officers and directors. Accordingly, they may vote their shares on a proposed business combination in any way they choose. We will proceed with a business combination only if a majority of the shares of common stock held by the public stockholders attending the meeting called to approve the business combination are voted in favor of the business combination and public stockholders owning less than 20% of the shares sold in this offering both exercise their conversion rights and vote against the business combination. Voting against the combination alone will not result in conversion of shares into a pro rata share of the trust account.

Conversion rights

At the time we seek stockholder approval of any business combination, we will offer each public stockholder the right to have such stockholder’s shares of common stock converted to cash if the stockholder votes against the business combination and the business combination is approved and completed. Our existing securityholders will not have such conversion rights with respect to the shares of common stock owned by them prior to this offering, but will have such rights with respect to shares purchased by them in the offering or after-market. The actual per-share conversion price will be equal to the amount in the trust account, inclusive of any interest (calculated as of two business days prior to the consummation of the proposed business combination), divided by the number of shares sold in this offering. Without taking into any account interest earned on the trust account, the initial per-share conversion price would be $7.19, or $0.81 less than the per-unit offering price of $8.00. An eligible stockholder may request conversion at any time after the mailing to our stockholders of the proxy statement and prior to the vote taken with respect to a proposed business combination at a meeting held for that purpose, but the request will not be granted unless the stockholder votes against the business combination and the business combination is approved and completed. Any request for conversion, once made, may be withdrawn at any time up to the date of the meeting. It is anticipated that the funds to be distributed to stockholders entitled to convert their shares who elect conversion will be distributed promptly after completion of a business combination. Public stockholders who convert their stock into their share of the trust account still have the right to exercise the warrants that they received as part of the units. We will not complete any business combination if public stockholders, owning 20% or more of the shares sold in this offering, both exercise their conversion rights and vote against the business combination.

Because the initial per share conversion price is $7.19 per share (plus any interest), which is lower than the $8.00 per unit price paid in the offering and which may be lower than the market price of the common stock on the date of the conversion, there may be a disincentive on the part of public stockholders to exercise their conversion rights. The term public stockholders means the holders of common stock sold as part of the units in this offering or in the open market, including any existing securityholders to the extent that they purchase or acquire such shares.

Liquidation if no business combination

If we do not complete a business combination within 18 months after the consummation of this offering, or within 24 months after the consummation of this offering if the extension criteria described below have been satisfied, we will be dissolved and distribute to all of our public stockholders, in proportion to their respective equity interests, an aggregate sum equal to the amount in the trust account, inclusive of any interest, plus any remaining net assets. Our existing securityholders have waived their rights to participate in any liquidation distribution with respect to shares of common stock owned by them immediately prior to this offering. There will be no distribution from the trust account with respect to our warrants, which will expire worthless. We will pay the costs of liquidation and dissolution from our remaining assets outside of the trust account.

If we were to expend all of the net proceeds of this offering, other than the proceeds deposited in the trust account, and without taking into account interest, if any, earned on the trust account, the initial per-share liquidation price would be $7.19, or $.81 less than the per-unit offering price of $8.00. The proceeds deposited in the trust account could, however, become subject to the claims of our creditors, which could be prior to the claims of our public stockholders. We cannot assure you that the actual per-share liquidation price will not be less than $7.19, plus interest, due to claims of creditors. Our officers have agreed pursuant to agreements with us and The Shemano Group that, if we liquidate prior to the consummation of a business combination, they will be personally liable to pay debts and obligations to target businesses or vendors or other entities that are owed money by us for services rendered or products sold to us in excess of the net proceeds of this offering not held in the trust account. We cannot assure you, however, that they would be able to satisfy those obligations.

If we enter into either a letter of intent, an agreement in principle or a definitive agreement to complete a business combination prior to the expiration of 18 months after the consummation of this offering, but are unable to complete the business combination within the 18-month period, then we will have an additional six months in which to complete the business combination contemplated by the letter of intent, agreement in principle or definitive agreement. If we are unable to do so within 24 months following the consummation of this offering, we will then liquidate. Upon notice from us, the trustee of the trust account will commence liquidating the investments constituting the trust account and will turn over the proceeds to our transfer agent for distribution to our public stockholders. We anticipate that our instruction to the trustee would be given promptly after the expiration of the applicable 18-month or 24-month period.

Our public stockholders will be entitled to receive funds from the trust account only in the event of our liquidation or if the stockholders seek to convert their respective shares into cash upon a business combination which the stockholder voted against and which is completed by us. In no other circumstances will a stockholder have any right or interest of any kind to or in the trust account.

Competition

In identifying, evaluating and selecting a target business, we may encounter intense competition from other entities having a business objective similar to ours, including other blank check companies seeking to carry out a similar business plan. Many of these entities are well established and have extensive experience identifying and effecting business combinations directly or through affiliates. Many of these competitors possess greater technical, human and other resources than us and our financial resources will be relatively limited when contrasted with those of many of these competitors. While we believe there are numerous potential target businesses that we could acquire with the net proceeds of this offering, our ability to compete in acquiring certain sizable target businesses will be limited by our available financial resources. This inherent competitive limitation gives others an advantage in pursuing the acquisition of a target business. Further:

•	our obligation to seek stockholder approval of a business combination or obtain necessary financial information may delay the completion of a transaction;

•
our obligation to convert into cash shares of common stock held by our public stockholders that vote against the business combination and exercise their conversion rights may reduce the resources available to us for a business combination; and

•	our outstanding warrants and options, and the future dilution they potentially represent, may not be viewed favorably by certain target businesses.

•
the requirement to acquire assets or an operating business that has a fair market value equal to at least 80% of our net assets at the time of the acquisition could require us to acquire the assets of several operating businesses at the same time, all of which sales would be contingent on the closings of the other sales, which could make it more difficult to consummate the business combination.

Any of these factors may place us at a competitive disadvantage in successfully negotiating a business combination. Our management believes, however, that our status as a public entity and potential access to the United States public equity markets may give us a competitive advantage over privately-held entities having a similar business objective as ours in acquiring a target business with significant growth potential on favorable terms.

If we succeed in effecting a business combination, there will be, in all likelihood, intense competition from competitors of the target business. We cannot assure you that, subsequent to a business combination, we will have the resources or ability to compete effectively.

Facilities

We currently maintain our executive offices at 9229 Sunset Boulevard, Suite 505, Los Angeles, California. The cost for this space is included in the $7,500 per-month fee Santa Monica Capital Corp. charges us for general and administrative services pursuant to a letter agreement between us and Santa Monica Capital Corp. We believe, based on rents and fees for similar services in the Los Angeles, California metropolitan area that the fee charged by Santa Monica Capital Corp. is at least as favorable as we could have obtained from an unaffiliated person. We consider our current office space adequate for our current operations.

Employees

We have three officers, all of whom are also members of our board of directors. These individuals are not obligated to devote any specific number of hours to our matters and intend to devote only as much time as they deem necessary to our affairs. We do not intend to have any full time employees prior to the consummation of a business combination.

Periodic reporting and audited financial statements

We have registered our units, common stock and warrants under the Securities Exchange Act of 1934, as amended, and have reporting obligations, including the requirement that we file annual quarterly and current reports with the SEC. In accordance with the requirements of the Securities Exchange Act of 1934, as amended, our annual reports will contain financial statements audited and reported on by our independent accountants.

We will not acquire a target business if audited financial statements based on United States generally accepted accounting principles cannot be obtained for the target business. Additionally, our management will provide securityholders with audited financial statements, prepared in accordance with generally accepted accounting principles, of the prospective target business as part of the proxy solicitation materials sent to securityholders to assist them in assessing the target business. Our management believes that the requirement of having available audited financial statements for the target business will not materially limit the pool of potential target businesses available for acquisition.

Legal Proceedings

To the knowledge of management, there is no litigation currently pending or contemplated against us or any of our officers or directors in their capacity as such.

Comparison to offerings of blank check companies

The following table compares and contrasts the terms of our offering and the terms of an offering of blank check companies under Rule 419 promulgated by the SEC assuming that the gross proceeds, underwriting discounts and underwriting expenses for the Rule 419 offering are the same as this offering and that the underwriters will not exercise their over-allotment option. None of the terms of a Rule 419 offering will apply to this offering.

	Terms of Our Offering	Terms Under a Rule 419 Offering

Escrow of offering proceeds
$112,227,383 (or $129,061,490 if the underwriters’ over-allotment option is exercised in full) of the net offering proceeds will be deposited into a trust account at Royal Bank of Canada maintained by Continental Stock Transfer & Trust Company, acting as trustee.

$113,429,762 (or $118,000,785 if the underwriters’ over-allotment option is exercised in full) of the offering proceeds would be required to be deposited into either an escrow account with an insured depositary institution or in a separate bank account established by broker-dealer in which the broker-dealer acts as trustee for persons having the beneficial interests in the account.

Investment of net proceeds
The $112,227,383 or $129,061,490 if the underwriters’ over-allotment option is exercised in full) of net offering proceeds held in trust will only be invested in U.S. “government securities,” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940 having maturity of one hundred and eighty days or less.

Proceeds could be invested only in specified securities such as a money market fund meeting conditions of the Investment Company Act of 1940 or in securities that are direct obligations of, or obligations guaranteed as to principal or interest by, the United States.

Limitation on fair value or net assets of target business	The initial target business that we acquire must have a fair market value equal to at least 80% of our net assets at the time of such acquisition.	We would be restricted from acquiring a target business unless the fair value of such business or net assets to be acquired represent at least 80% of the maximum offering proceeds.

Trading of securities issued
The units may commence trading on or promptly after the date of this prospectus. The common stock and warrants comprising the units will begin to trade separately on the 90th day after the date of this prospectus unless The Shemano Group informs us of its decision to allow earlier separate trading (based on its assessment of the relative strengths of the securities markets and small capitalization companies in general and the trading pattern of, and demand for, our securities in particular) provided we have filed with the SEC a Current Report on Form 8-K, which includes an audited balance sheet reflecting our receipt of the proceeds of this offering, including any proceeds we receive from the exercise of the over-allotment option, if such option is exercised prior to the filing of the Form 8-K.

No trading of the units or the under lying common stock and warrants would be permitted until the completion of a business combination. During this period, the securities would be held in the escrow or trust account.

	Terms of Our Offering	Terms Under a Rule 419 Offering

Exercise of the warrants
The warrants cannot be exercised until the later of the completion of a business combination and one year from the date of this prospectus and, accordingly, will be exercised only after the trust account has been terminated and distributed.

The warrants could be exercised prior to the completion of a business combination, but securities received and cash paid in connection with the exercise would be deposited in the escrow or trust account.

Election to remain an investor
We will give our stockholders the opportunity to vote on the business combination. In connection with seeking stockholder approval, we will send each stockholder a proxy statement containing information required by the SEC. A stockholder following the procedures described in this prospectus is given the right to convert his or her shares into his or her pro rata share of the trust account. However, a stockholder who does not follow these procedures or a stockholder who does not take any action would not be entitled to the return of any funds.

A prospectus containing information required by the SEC would be sent to each investor. Each investor would be given the opportunity to notify the company, in writing, within a period of no less than 20 business days and no more than 45 business days from the effective date of the post-effective amendment, to decide whether he or she elects to remain a stockholder of the company or require the return of his or her investment. If the company has not received the notification by the end of the 45th business day, funds and interest or dividends, if any, held in the trust or escrow account would automatically be returned to the stockholder. Unless a sufficient number of investors elect to remain investors, all of the deposited funds in the escrow account must be returned to all investors and none of the securities will be issued.

Business combination deadline
A business combination must occur within 18 months after the consummation of this offering or within 24 months after the consummation of this offering if a letter of intent or definitive agreement relating to a prospective business combination was entered into prior to the end of the 18-month period.
If an acquisition has not been consummated within 18 months after the effective date of the initial registration statement, funds held in the trust or escrow account would be returned to investors.

Release of funds
The proceeds held in the trust account will not be released until the earlier of the completion of a business combination and our liquidation upon failure to effect a business combination within the allotted time.
The proceeds held in the escrow account would not be released until the earlier of the completion of a business combination or the failure to effect a business combination within the allotted time.

MANAGEMENT

Directors and Executive Officers

Our current directors and executive officers are as follows:

Name	Age	Position
David Marshall	42	Chairman of the Board and Chief Executive Officer
Kurt Brendlinger	43	Chief Financial Officer and Director
Eric Pulier	39	Secretary and Director
Stan Golden	51	Director
Dallas Clement	40	Director
Robert Schultz	75	Director

David Marshall has served as our chairman of the board and chief executive officer since our inception. Mr. Marshall served as a senior executive and Director of Youbet.com, Inc. from 1987 to 1999, as Chairman of the Board and Chief Executive Officer from 1989 to 1998 and as Vice Chairman of the Board from 1998 to 1999. At the request of its board of directors, Mr. Marshall returned to Youbet in March 2002 and served as its Chairman of the Board and Chief Executive Officer until September 2002. Mr. Marshall has served as Vice Chairman of the Youbet Board since September 2002. Youbet asserts that it is one of the largest legal online gaming companies in the United States and one of the largest online broadcasters of live audio and video in the world. Mr. Marshall was the co-founder of MiddleWare Telecom Corporation and PC-Totes, Inc., both of which merged to become Youbet. In 1987, PC-Totes developed the world's first fault-tolerant, PC based computer totalisator system that is now used to operate wagering at horse and dog racing tracks in the Pacific Rim. MiddleWare, a consulting company specializing in interactive systems development, had a client portfolio that included General Motors, True North Advertising, NTN Communications and Maxwell Communications in the U.K. Since 2000, Mr. Marshall has owned a private venture firm and has been engaged as a private investor and consultant to various emerging growth companies including Small World Toys, a forty-year-old toy company based in Los Angeles and InterMetro Communications Inc, a Voice-Over-IP company.

Kurt Brendlinger has been our chief financial officer and a director since our inception.  In 1985, Mr. Brendlinger served as an executive producer for a Warner Brothers-based production company.  His credits include over 350 episodes of game shows for distributors including the Fox Network, USA Network, Disney Channel, and Warner Bros. Television syndication.  In 1992, Mr. Brendlinger co-founded Slam Dunk Productions with television personality JD Roth.  Slam Dunk Productions produced television series for the NBC Network, TNT, Disney Channel, and national syndication.  From June 1997 to December 2001, Mr. Brendlinger was co-founder and partner in AFA Management Partners, an asset management firm and hedge fund managing $600 million in assets in the telecommunications, Internet, media and entertainment sectors.  Mr. Brendlinger served as principal investor in the media/entertainment areas for AFA, handling private equity sourcing, deal structure and negotiations, analysis of public equity investments and capital raising for the firm.  Mr. Brendlinger served on the executive committee for the portfolio companies for the hedge fund.  From January 2002 to June 2004, Mr. Brendlinger was Chief Executive Officer and President of Rainmakers, Inc., an internet marketing services company for the entertainment industry and currently serves as its Chief Executive Officer.  Since July 2004, Mr. Brendlinger has been the Managing Director of Aaron Fleck & Associates, LLC, a registered investment advisor/boutique investment banking firm.  Mr. Brendlinger’s responsibilities include deal sourcing, investment banking placements, capital raising, and asset management for firm controlled equity.  The primary focus for the firm is the media, entertainment, and telecommunications sectors.

Eric Pulier has been our Secretary and a director since our inception. Since 2001, Mr. Pulier has severed as the Executive Chairman of SOA Software, Inc. Since November 2004, he has served as a director of ARTISTdirect, Inc. From 1998 to 2000, Mr. Pulier was a Director for MPOD, Inc. In addition, he has served as a director for various companies such as Gluecode, Inc. and CTM Center for Telecom Management. Mr. Pulier has worked in the software and digital interactive industries for over 15 years. As a board member of the Center for Telecommunications Management, Mr. Pulier is active in pursuing new forms of entertainment and utility on mobile wireless devices. For Steven Spielberg’s Starbright Foundation, Mr. Pulier led the initiative to connect hospitals nationwide for a broadband multimedia communications network for children. For the President Clinton/Gore inauguration, Mr. Pulier designed the “technology bridge to the 21st century” display on the mall in Washington D.C., highlighting the role technology will play in education, entertainment, manufacturing, and other fields. For Vice President Gore, Mr. Pulier led a healthcare and technology taskforce, seeking process efficiencies via networked systems. Recently, Mr. Pulier was named one of 30 e-Visionaries by VAR Business.

Stan Golden has served as a director since August 2005. Mr. Golden has over 26 years of experience in international co-production, merchandising, distribution, broadcasting, and cable/network development. Mr. Golden commenced his career in 1978 in business affairs at Alan Landsburg Productions, which produced US network programs such as That’s Incredible, Gimme A Break and Kate and Alley. In 1985, Mr. Golden formed Horizon International Television, a joint venture between Group W productions (a division of Westinghouse Broadcasting) and the Landsburg Company (a divsion of Cox Communication). In 1988 Mr. Golden joined Saban International as President. In 1992, Saban Entertainment produced Power Rangers, which generated approximately $1 billion in wholesale merchandise in its first year in the U.S. In 1994, during Mr. Golden’s tenure, Saban Entertainment created Saban International Paris (“SIP”), the company’s French animation studio. In 1995, Saban Entertainment formed a joint venture with News Corp. creating Fox Family Worldwide, and granting the ownership of the Fox Kids domestic network to the venture. In 1999 Mr. Golden co-lead Fox Kids Europe’s IPO on the Amsterdam Exchange. Additionally, he severed on the Management Board and as President of Programme Distribution supervising all of Fox Kids’ programme distribution, co-productions and acquisitions. In June 2002, Mr. Golden launched Golden Touch Media LLC, which has established relationships with various private equity groups in the pursuit of media related assets. Mr. Golden is currently the Managing Partner for Golden Touch Media LLC. Mr. Golden is a member of our Audit Committee.

Dallas Clement Dallas Clement has served as a director since August 2005. Since August 2000, Mr. Clement has served as the Senior Vice President of Strategy and Development for Cox Communications, Inc. Mr. Clement oversees development and growth strategies related to the Cox's video, voice and high-speed Internet services. His efforts include participating in the development of industry policies related to technology and new services, developing relationship with new partners and making investments to enhance the Company's competitive positioning. From December 1996 to August 2000, Mr. Clement served as the Treasurer for Cox Communications Inc, a position in which he had responsibility for Cox's investor relations, mergers and acquisitions, capital structure and financial planning and analysis. He joined Cox in June of 1990 as Policy Analyst and in January of 1993 was promoted to Manager of Investment Planning and in June of 1994 Director of Finance. In April of 1995, he was named Assistant Treasurer for Cox Enterprises, Inc., the majority owner of Cox Communications, Inc. Prior to joining Cox, Mr. Clement served as Financial Analyst for Merrill Lynch & Co., Inc. in August of 1988. Mr. Clement currently serves on the board of directors of Simtrol Inc. In 2004, he received the National Cable Television Association Vanguard Award for Young Leadership. Mr. Clement is a member of our Audit Committee.

Robert Schultz Robert Schultz has served as a director since August 2005. Mr. Schultz began his 37 year career in the automotive industry as a project engineer at Oldsmobile and retired in January of 1993 as vice chairman and a member of the board of directors of General Motors Corporation. As vice chairman of General Motors Corporation, Mr. Schultz was responsible for GM Hughes Electronics (GMHE), Electronic Data Systems (EDS), and GM’s Corporate Information Systems. He served as chairman and chief executive officer of GMHE from February 1989 to January 1993, which included Hughes Aircraft Company and Delco Electronics Corporation. He was also responsible for GM’s Technical Staffs Group. Prior to becoming vice chairman, in February of 1986 he was group executive in charge of the Chevrolet-Pontiac-GM of Canada Group, which designed, manufactured and marketed approximately half of GM’s North American cars and trucks. Following retirement from General Motors, he became a member of the board of directors of OEA, Inc. in September of 1993 and chairman of the OEA, Inc. board in January of 1998. OEA, Inc. was a provider of explosively actuated devices for the aerospace industry, and was a leading supplier of air bag inflators and initiators for the automobile industry until their acquisition by Autoliv Corporation in 2000. In June of 2002, he became chairman of Advanced Electron Beams, Inc. a company that utilizes its proprietary electron beam technology to build and market unique electron beam systems for advanced manufacturing processes and environmental control. He is also a member of the board of directors of MCT Corporation. MCT Corporation builds and operates cellular phone systems in Russia and Central Asia. He was elected to the National Academy of Engineering in 1992.

Our board of directors consists of only one class of directors with each director elected for a one year term. These individuals will play a key role in identifying and evaluating prospective acquisition candidates, selecting the target business, and structuring, negotiating and consummating its acquisition.

Advisory Board

We also may consult, from time to time, with certain individuals who have experience in the media, gaming and/or entertainment/industries, which we call our special advisors, each of whom is also a stockholder of the Company, who may assist us in our search for evaluation of our target business and other matters relating to our operations. However, no compensation of any kind, including finder’s and consulting fees, will be paid to any of our special advisors, or any of their affiliates, for services rendered to us prior to or in connection with the consummation of the business combination However, our advisory board members may be paid consulting, management or other fees from target businesses, either prior to or as a result of the business combination, with such amounts being fully disclosed to securityholders, to the extent then known, in the proxy materials furnished to the securityholders. These advisors are as follows:

Scott Sassa. Mr. Sassa served as West Coast President of NBC TV from May of 1999 and, before that, as president of NBC Entertainment from October 1998. During that time he is credited with developing and producing the hit series West Wing, Law & Order and Third Watch. Before joining NBC, Mr. Sassa worked briefly as COO of Andrews Group and CEO of Marvel Entertainment from 1996 to1997. He worked at Turner Broadcasting System over nine years and served as the president of Turner Entertainment Group from 1988 to1996. Mr. Sassa launched seven networks for TBS. From 1992 to 1996 he headed up those networks as well as Turner's international entertainment networks in Europe, Asia and Latin America. Mr. Sassa was named executive vice president of TNT in 1988. Mr. Sassa originally joined Turner in 1982 as director of sales promotion and soon became vice president/general manager of the company's Cable Music Channel. In 1984, Mr. Sassa left Turner to serve as vice president of new business development under Don Ohlmeyer at Ohlmeyer Communications. In 1986, Mr. Sassa became the first employee hired when Rupert Murdoch began laying the groundwork for his Fox Network, he authored the network's initial business plan for Fox Network and thereafter managed the network's advertising, promotions, operations and administration departments.

Cary Granat. An industry veteran with over 35 films to his credit, Granat is the CEO and Co-founder with Michael Flaherty of Walden Media. After establishing Walden Media in 2001, Granat has secured the rights to many properties, including C.S. Lewis’s Chronicles of Narnia series, and is currently overseeing production on the film, The Lion, The Witch, and the Wardrobe, due in theatres December 2005. In addition to his duties as CEO of Walden Media, Granat was appointed, in April 2004, as President of AFG (Anschutz Film Group). As President, he oversees creative, production and marketing activities for AFG subsidiaries Walden Media and Bristol Bay Productions. Prior to co-founding Walden Media, Granat’s was the president of Miramax’s Dimension division. Granat worked closely under Bob Weinstein, spearheading a roster of films that include the Scream franchise, the Wayans’Scary Movie franchise and Dimension’s launch of Robert Rodriguez’s Spy Kids franchise. Granat also led Miramax/Dimension in establishing alliances with record labels Sony and Capitol/EMI in the formation of Miramax/Dimension Records. Prior to joining Dimension, Granat served as an executive at MCA/Universal, overseeing the development and production of such films as Babe and Casino, as well as the acquisition of Meet the Parents. Granat currently serves on the board of directors of the World Information Transfer (WIT), a non-governmental organization in general consultative status with the United Nations.

James R. Miller. Jim Miller is Chairman of Midwood Media & Communications, Inc. a media consulting firm, and Chairman of Netamin Communications Corp., an online multi- player sports game developer and distributor. Prior to the formation of Midwood Media & Communications in 2000, Mr. Miller was President of Worldwide Theatrical Business Operations at Warner Bros. Prior to joining Warner Bros., Mr. Miller was Associate General Counsel at Columbia Pictures and previously worked in the legal departments of Paramount Pictures and United Artists Corporation. At United Artists Mr. Miller developed a tax-based film investment strategy that became a standard for tax financing for film. Prior to joining United Artists, Mr. Miller practiced with the New York litigation law firm of Gainsburg, Gottlieb, Levitan and Cole as a commercial litigation attorney.

Director Independence

Our board of directors has determined that Messrs. Clement, Golden and Schultz are “independent directors” as defined in Rule 10A-3 of the Securities Exchange Act of 1934, as amended. We intend to locate and appoint least two additional independent directors to serve on the board of directors and one additional independent director to serve on our audit committee within one year of the completion of this offering.

Audit Committee

Our audit committee currently consists of Messrs. Clement, Golden and Schultz. The independent directors we appoint to our audit committee will each be an independent member of our board of directors, as defined by the rules of the SEC. Our board of directors had determined that Mr. Clement qualifies as an “audit committee financial expert,” as such term is defined by SEC rules.

The audit committee will review the professional services and independence of our independent registered public accounting firm and our accounts, procedures and internal controls. The audit committee will also recommend the firm selected to be our independent registered public accounting firm, review and approve the scope of the annual audit, review and evaluate with the independent public accounting firm our annual audit and annual consolidated financial statements, review with management the status of internal accounting controls, evaluate problem areas having a potential financial impact on us that may be brought to the committee’s attention by management, the independent registered public accounting firm or the board of directors, and evaluate all of our public financial reporting documents.

Code of Conduct And Ethics

We have adopted a code of conduct and ethics applicable to our directors, officers and employees in accordance with applicable federal securities laws.

Executive Compensation

No executive officer has received any cash compensation for services rendered. Commencing on July 5, 2005 through the earlier of twenty four months or the acquisition of a target business, we will pay Santa Monica Capital Corp., an affiliate of David Marshall, a fee of $7,500 per month for providing us with office space and certain office and secretarial services. Other than this $7,500 per-month fee, no compensation of any kind, including finder’s and consulting fees, will be paid to any of our existing securityholders, including our directors, advisory board members, or any of their respective affiliates, for services rendered prior to or in connection with a business combination. However, our existing securityholders will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. There is no limit on the amount of these out-of-pocket expenses and there will be no review of the reasonableness of the expenses by anyone other than our board of directors, which includes persons who may seek reimbursement, or a court of competent jurisdiction if such reimbursement is challenged. Further, our advisory board members may be paid consulting, management or other fees from target businesses, either prior to or as a result of the business combination, with such amounts being fully disclosed to securityholders, to the extent then known, in the proxy materials furnished to the securityholders.

Conflicts of Interest

Potential investors should be aware of the following potential conflicts of interest:

•
None of our officers and directors are required to commit their full time to our affairs and, accordingly, they may have conflicts of interest in allocating management time among various business activities.

•
In the course of their other business activities, our officers and directors may become aware of investment and business opportunities which may be appropriate for presentation to us as well as the other entities with which they are affiliated. They may have conflicts of interest in determining to which entity a particular business opportunity should be presented. For a more complete description of our management’s other affiliations, see the previous section entitled “Directors and Executive Officers.”

•
Our officers and directors are currently and may in the future become affiliated with entities, including other blank check companies, engaged in business activities similar to those intended to be conducted by us. For example, David Marshall our Chief Executive Officer is a member of the Board of Directors of Youbet.com, Inc., an Internet-based wagering and off-track wagering company.

•
Since our directors own shares of our common stock, which will be released from escrow only if a business combination, is completed, and warrants which will expire worthless if a business combination is not consummated, our board may have a conflict of interest in determining whether a particular target business is appropriate to effect a business combination. Additionally they may enter into consulting or employment agreements with the company as part of a business combination. The personal and financial interests of our directors and officers may influence their motivation in identifying and selecting a target business, completing a business combination timely and securing the release of their stock.

•	Directors and officers will receive reimbursement for out of pocket expenses incident to the offering and identifying and investigating a suitable business combination.

In general, officers and directors of a corporation incorporated under the laws of the State of Delaware are required to present business opportunities to a corporation if:

•	the corporation could financially undertake the opportunity;

•	the opportunity is within the corporation’s line of business; and

•	it would not be fair to the corporation and its stockholders for the opportunity not to be brought to the attention of the corporation.

Accordingly, as a result of multiple business affiliations, our officers and directors may have similar legal obligations relating to presenting business opportunities meeting the above-listed criteria to multiple entities. In addition, conflicts of interest may arise when our board evaluates a particular business opportunity with respect to the above-listed criteria. We cannot assure you that any of the above mentioned conflicts will be resolved in our favor.

Each of our officers and directors has certain pre-existing fiduciary obligations to other entities that may cause him to have conflicts of interest in determining to which entity he presents a specific business opportunity. To the extent that one of our officers or directors identifies a business opportunity that may be suitable for an entity that he has a pre-existing fiduciary obligation to, he may honor his pre-existing fiduciary obligation to that entity. Accordingly, he may not present opportunities to us that otherwise may be attractive to such entity unless it has declined to accept such opportunities.

In connection with the vote required for any business combination, all of our existing securityholders, including all of our officers and directors, have agreed to vote their respective shares of common stock which were owned prior to this offering in accordance with the vote of the public stockholders owning a majority of the shares of our common stock sold in this offering. In addition, they have agreed to waive their respective rights to participate in any liquidation distribution but only with respect to those shares of common stock acquired by them prior to this offering.

To further minimize potential conflicts of interest, we have agreed not to consummate a business combination with an entity, which is affiliated with any of our existing security holders unless we obtain an opinion from an independent investment banking firm that the business combination is fair to our stockholders from a financial point of view.

PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of our common stock as of September 7, 2005, and as adjusted to reflect the sale of our common stock included in the units offered by this prospectus (assuming no purchase of units in this offering), by:

•	each person known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock;

•	each of our officers and directors; and

•	all our officers and directors as a group.

Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

	Amount and Nature	Approximate Percentage of Outstanding Common Stock
Name and Address of Beneficial Owner	of Beneficial Ownership	Before Offering	After Offering(1)
David Marshall (3) 9229 Sunset Blvd., Suite 505 Los Angeles, CA 90069	1,133,333(2)	29.06	5.81
Kurt Brendlinger(4) 3130 Wilshire Blvd., Suite 380 Santa Monica, CA 90401	1,133,333(2)	29.06	5.81
Eric Pulier (5) 604 Arizona Ave Santa Monica, CA 90401	1,133,333(2)	29.06	5.81
Stan Golden 12721 Chalon Rd Los Angeles, CA 90049	31,250(6)	*	*
Dallas Clement 1400 Lake Hearn Drive Atlanta, GA 30319	31,250(6)	*	*
Robert Schultz 1140 Black Birch Dr. Aspen, CO 81611	31,250(6)	*	*
Santa Monica Capital Partners, LLC 9229 Sunset Blvd., Suite 505 Los Angeles, CA 90069	3,400,000	87.18	17.43
All directors and executive officers as a group (6 individuals)	3,493,750	89.58	17.91

*	Less than 1%.
(1)
Assumes only the sale of 15,600,000 units in this offering but not the exercise of the 15,600,000 warrants to purchase our common stock included in such units or the units issuable upon the exercise of the underwriters’ over-allotment option.

(2)	Represents a 1/3 interest in Santa Monica Capital Partners, LLC, our sole securityholder. Does not include 1,166,667 shares issuable upon exercise of warrants, which are not presently exercisable.
(3)	Mr. Marshall’s interest in Santa Monica Capital Partners is held indirectly by Santa Monica Capital Corp.
(4)	Mr. Brendlinger’s interest in Santa Monica Capital Partners is held indirectly by E’s Holdings, Inc. of which he is the sole shareholder.
(5)	Mr. Pulier’s interest in Santa Monica Capital Partners is held indirectly by New Vision Ventures LLC of which he is Manager.
(6)	Does not include 31,250 shares issuable upon exercise of warrants, which are not presently exercisable.

Immediately after this offering, our existing securityholders, which include all of our officers and directors, collectively, will beneficially own 20% of the then issued and outstanding shares of our common stock (assuming none of them purchases any units in this offering). Because of this ownership block, these securityholders may be able to effectively exercise control over all matters requiring approval by our securityholders, including the election of directors and approval of significant corporate transactions other than approval of a business combination.

All of the shares of our common stock outstanding prior to the date of this prospectus will be placed in escrow with Continental Stock Transfer & Trust Company, as escrow agent, until the earliest of:

•	one year following the date of the business combination;

•	our liquidation; or

•
the consummation of a liquidation, merger, stock exchange or other similar transaction which results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property subsequent to our consummating a business combination with a target business.

During the escrow period, the holders of these shares will not be able to sell or transfer their securities except to their affiliated companies, spouses and children or trusts established for their benefit, but will retain all other rights as our stockholders, including, without limitation, the right to vote their shares of common stock and the right to receive cash dividends, if declared. If dividends are declared and payable in shares of common stock, such dividends will also be placed in escrow. If we are unable to effect a business combination and liquidate, none of our existing securityholders will receive any portion of the liquidation proceeds with respect to common stock owned by them prior to the date of this prospectus.

Santa Monica Capital Partners, LLC has agreed with the Shemano Group that after this offering is completed and within the first twenty trading days after separate trading of the warrants has commenced, it or certain of its affiliates or designees will collectively purchase up to $1,000,000 of our warrants in the public marketplace at prices not to exceed $1.20 per warrant. Such warrants will be purchased pursuant to plans in accordance with the guidelines specified by Rule 10b5-1 under the Securities Exchange Act of 1934, as amended. Such plans have been entered into with The Shemano Group as of the date of this prospectus. Neither Santa Monica Capital Partners, LLC nor any of its affiliates will have any discretion or influence with respect to such purchases. In addition, Santa Monica Capital Partners, LLC has further agreed that any warrants purchased by it or its affiliates or designees will not be sold or transferred until the completion of a business combination.

In addition, subject to any regulatory restrictions and subsequent to the completion of the purchase of the $1,000,000 of our warrants described above and within the first twenty trading days after separate trading of the warrants has commenced, The Shemano Group or certain of its principals, affiliates or designees has agreed to purchase $500,000 warrants in the public marketplace at prices not to exceed $1.20 per warrant. The Shemano Group has agreed that any warrants purchased by it or its affiliates or designees will not be sold or transferred until the completion of a business combination.

The warrants may trade separately on the 90th day after the date of this prospectus unless The Shemano Group determines that an earlier date is acceptable based upon its assessment of the relative strengths of the securities markets and small capitalization companies in general and the trading pattern of, and demand for, our securities in particular. In no event will the Shemano Group allow separate trading of the common stock and warrants until we file a Current Report on Form 8-K which includes an audited balance sheet reflecting our receipt of the proceeds of this offering including any proceeds we receive from the exercise of the over-allotment option if such option is exercised prior to our filing of the Form 8-K. We believe purchases of warrants demonstrate confidence in our ultimate ability to effect a business combination because the warrants will expire worthless if we are unable to consummate a business combination.

Messrs. Marshall, Brendlinger and Pulier may be deemed to be our “promoters,” as defined under the Federal securities laws.

CERTAIN TRANSACTIONS

In July, 2005, we issued 3,900,000 units to Santa Monica Capital Partners, LLC for $60,000 in cash, at an average purchase price of approximately $0.02 per unit. Messrs. Marshall, Brendlinger and Pulier are the beneficial owners of Santa Monica Capital Partners, LLC

During August 2005, Santa Monica Capital Partners, LLC transferred an aggregate of 500,000 units to various parties including our outside directors and advisory board members.

The holders of the majority of these shares will be entitled to make up to two demands that we register these shares pursuant to an agreement to be signed prior to or on the date of this prospectus. The holders of the majority of these shares may elect to exercise these registration rights at any time after the date on which these shares of common stock are released from escrow. In addition, these securityholders have certain “piggy-back” registration rights on registration statements filed subsequent to the date on which these shares of common stock are released from escrow. We will bear the expenses incurred in connection with the filing of any such registration statements.

Santa Monica Capital Corp., an affiliate of David Marshall, has agreed that, commencing July 5, 2005 through the earlier of twenty four months or the acquisition of a target business, it will make available to us a small amount of office space and certain office and secretarial services, as we may require from time to time. We have agreed to pay Santa Monica Capital Corp. $7,500 per month for these services. Mr. Marshall is the chairman of the board and president and 100% owner of Santa Monica Capital Corp. As a result he will benefit from the transaction to the extent of their interest in Santa Monica Capital Corp. However, this arrangement is solely for our benefit and is not intended to provide any of our officers or directors compensation in lieu of a salary. We believe, based on rents and fees for similar services in the Los Angeles metropolitan area, that the fee charged by Santa Monica Capital Corp. is at least as favorable as we could have obtained from an unaffiliated person. However, as our directors may not be deemed “independent,” we did not have the benefit of disinterested directors approving this transaction.

Santa Monica Capital Partners, LLC has advanced $240,000 to us as of the date of this prospectus to cover expenses related to this offering. The loan will bear interest of 5% per annum and be due December 31, 2005 or the consummation of this offering. We intend to repay this loan from the net proceeds of this offering not being placed in trust.

We will reimburse our officers, directors and members of the advisory board for any reasonable out-of-pocket business expenses incurred by them in connection with certain activities on our behalf such as identifying and investigating possible target businesses and business combinations. There is no limit on the amount of accountable out-of-pocket expenses reimbursable by us, which will be reviewed only by our board or a court of competent jurisdiction if such reimbursement is challenged.

Other than the $7,500 per-month administrative fee and reimbursable out-of-pocket expenses payable to our officers, directors and advisory board members, no compensation or fees of any kind, including finders and consulting fees, will be paid to any of our existing securityholders, officers or directors who owned our common stock prior to this offering, or to any of their respective affiliates for services rendered to us prior to or with respect to the business combination. However, our advisory board members may be paid consulting, management or other fees from target businesses, either prior to or as a result of the business combination, with such amounts being fully disclosed to stockholders, to the extent then known, in the proxy materials furnished to the stockholders.

All ongoing and future transactions between us and any of our officers and directors or their respective affiliates, including loans by our officers and directors, will be on terms believed by us to be no less favorable than are available from unaffiliated third parties and such transactions or loans, including any forgiveness of loans, will require prior approval in each instance by a majority of our uninterested “independent” directors (to the extent we have any) or the members of our board who do not have an interest in the transaction, in either case who had access, at our expense, to our attorneys or independent legal counsel. We will not enter into any such transaction unless our "independent" directors (or, if there are no "independent" directors, our directors disinterested in the transaction) determine that the terms of such transaction are no less favorable to us than those that would be available to us with respect to such a transaction from unaffiliated third parties.

DESCRIPTION OF SECURITIES

General

We are authorized to issue 200,000,000 shares of common stock, par value $.001, and 25,000,000 shares of preferred stock, par value $.001. As of the date of this prospectus, 3,900,000 shares of common stock are outstanding, held by approximately 15 record holders. No shares of preferred stock are currently outstanding.

Units

Each unit consists of one share of common stock and one warrant. Each warrant entitles the holder to purchase one share of common stock. The common stock and warrants will begin to trade separately on the 90th day after the date of this prospectus unless The Shemano Group informs us of its decision to allow earlier separate trading based upon its assessment of the relative strengths of the securities markets and small capitalization companies in general and the trading patterns of, and demand for, our securities in particular, provided that in no event may the common stock and warrants be traded separately until we have filed with the SEC a Current Report on Form 8-K which includes an audited balance sheet reflecting our receipt of the gross proceeds of this offering. We will file a Current Report on Form 8-K that includes this audited balance sheet upon the consummation of this offering. The audited balance sheet will reflect proceeds we receive from the exercise of the over-allotment option, if the over-allotment option is exercised prior to the filing of the Form 8-K. If the over-allotment option is exercised after our initial filing of a Form 8-K, we will file an amendment to the Form 8-K to provide updated financial information to reflect the exercise of the over-allotment option. We will also include in this Form 8-K, an amendment thereto, or in a subsequent Form 8-K information indicating if The Shemano Group has allowed separate trading of the common stock and warrants prior to the 90th day after the date of this prospectus.

Common stock

Our stockholders are entitled to one vote for each share held of record on all matters to be voted on by stockholders. In connection with the vote required for any business combination, all of our existing securityholders, including all of our officers and directors, have agreed to vote their respective shares of common stock owned by them immediately prior to this offering in accordance with the majority of the shares of our common stock voted by our public stockholders. This voting arrangement shall not apply to shares included in units purchased in this offering or purchased following this offering in the open market by any of our existing securityholders, officers and directors. Additionally, our existing securityholders, officers and directors will vote all of their shares in any manner they determine, in their sole discretion, with respect to any other items that come before a vote of our stockholders.

We will proceed with the business combination only if a majority of the shares of common stock voted by the public stockholders are voted in favor of the business combination and public stockholders owning less than 20% of the shares sold in this offering both exercise their conversion rights discussed below and vote against the business combination. Voting against the business combination alone will not result in conversion of a stockholder’s shares for a pro rata share of the trust account. Such stockholder must have also exercised its conversion rights.

Our board of directors has one class. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.

If we are forced to liquidate prior to a business combination, our public stockholders are entitled to share ratably in the trust account, inclusive of any interest, and any net assets remaining available for distribution to them after payment of liabilities. Our existing securityholders have agreed to waive their rights to share in any distribution with respect to common stock owned by them prior to the offering if we are forced to liquidate.

Our stockholders have no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the common stock, except that public stockholders have the right to have their shares of common stock converted to cash equal to their pro rata share of the trust account if they vote against the business combination and the business combination is approved and completed. Public stockholders who convert their stock into their share of the trust account still have the right to exercise the warrants that they received as part of the units.

Preferred stock

Our certificate of incorporation authorizes the issuance of 25,000,000 shares of blank check preferred stock with such designation, rights and preferences as may be determined from time to time by our board of directors. No shares of preferred stock are being issued or registered in this offering. Accordingly, our board of directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of common stock, although the underwriting agreement prohibits us, prior to a business combination, from issuing preferred stock which participates in any manner in the proceeds of the trust account, or which votes as a class with the common stock on a business combination. We may issue some or all of the preferred stock to effect a business combination. In addition, the preferred stock could be utilized as a method of discouraging, delaying or preventing a change in control of us. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

Warrants

As of the date of this prospectus there are 3,900,000 warrants outstanding. Each warrant entitles the registered holder to purchase one share of our common stock at a price of $6.00 per share, subject to adjustment as discussed below, at any time commencing on the later of:

•	the completion of a business combination; and

•	one year from the date of this prospectus.

The warrants will expire four years from the date of this prospectus at 5:00 p.m., Los Angeles time. The warrants held by our current securityholders are subject to the further restriction that they may not be exercised until the closing price of our shares of common stock is at least $11.50 for five consecutive trading days.

We may call the warrants, except those held by our current securityholders, for redemption:

•	in whole and not in part,

•	at a price of $.01 per warrant at any time after the warrants become exercisable,

•	upon not less than 30 days’ prior written notice of redemption to each warrantholder, and

•
if, and only if, the reported last sale price of the common stock equals or exceeds $11.50 per share, for any 20 trading days within a 30 trading day period ending on the third business day prior to the notice of redemption to warrantholders.

We have established this last criterion to provide warrantholders with a premium to the initial warrant exercise price as well as a degree of liquidity to cushion the market reaction, if any, to our redemption call. If the foregoing conditions are satisfied and we call the warrants for redemption, each warrant holder shall then be entitled to exercise his or her warrant prior to the date scheduled for redemption, however, there can be no assurance that the price of the common stock will exceed the call trigger price or the warrant exercise price after the redemption call is made.

The warrants will be issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. You should review a copy of the warrant agreement, which has been filed as an exhibit to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions applicable to the warrants.

The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of common stock at a price below their respective exercise prices.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified check payable to us, for the number of warrants being exercised. The warrantholders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by securityholders.

No warrants will be exercisable unless at the time of exercise a prospectus relating to common stock issuable upon exercise of the warrants is current and the common stock has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the warrant agreement, we have agreed to meet these conditions and use our best efforts to maintain a current prospectus relating to common stock issuable upon exercise of the warrants until the expiration of the warrants. However, we cannot assure you that we will be able to do so. The warrants may be deprived of any value and the market for the warrants may be limited if the prospectus relating to the common stock issuable upon the exercise of the warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round up to the nearest whole number the number of shares of common stock to be issued to the warrantholder.

Purchase Option

We have agreed to sell to the representative of the underwriters an option to purchase up to a total of 1,560,000 units at a per-unit price of $9.60. The units issuable upon exercise of this option are identical to those offered by this prospectus except that the warrants included in the option have an exercise price of $7.50 (125% of the exercise price of the warrants included in the units sold in the offering). For a more complete description of the purchase option, see the section below entitled “Underwriting—Purchase Option.”

Dividends

We have not paid any dividends on our common stock to date and do not intend to pay dividends prior to the completion of a business combination. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of a business combination. The payment of any dividends subsequent to a business combination will be within the discretion of our then board of directors. It is the present intention of our board of directors to retain all earnings, if any, for use in our business operations and, accordingly, our board does not anticipate declaring any dividends in the foreseeable future.

Our Transfer Agent and Warrant Agent

The transfer agent for our securities and warrant agent for our warrants is Continental Stock Transfer & Trust Company, 17 Battery Place, New York, New York 10004.

Shares Eligible for Future Sale

Immediately after this offering, we will have 19,500,000 shares of common stock outstanding, or 21,840,000 shares if the underwriters’ over-allotment option is exercised in full. Of these shares, the 15,600,000 shares sold in this offering, or 17,940,000 shares if the over-allotment option is exercised, will be freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act. All of the remaining 3,900,000 shares are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering. None of those will be eligible for sale under Rule 144 prior to June 25, 2005. Notwithstanding this, all of those shares have been placed in escrow and will not be transferable for a period of one year from the date of the closing of the business combination and will only be released prior to that date subject to certain limited exceptions such as liquidation such as our liquidation prior to a business combination (in which case the certificate representing such shares will be destroyed), and the consummation of a liquidation, merger, stock exchange or other similar transaction which results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property subsequent to our consummating a business combination with a target business.

Rule 144

In general, under Rule 144 as currently in effect, a person who has beneficially owned restricted shares of our common stock for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of either of the following:

•
1% of the number of shares of common stock then outstanding, which will equal 195,000 shares immediately after this offering (or 218,400 shares if the underwriters exercise their over-allotment option); and

•
if the common stock is listed on a national securities exchange or NASDAQ, the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 144(k)

Under Rule 144(k), a person who is not deemed to have been one of our affiliates at the time of or at any time during the three months preceding a sale, and who has beneficially owned the restricted shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell their shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

SEC Position on Rule 144 Sales

The Securities and Exchange Commission has taken the position that promoters or affiliates of a blank check company and their transferees, both before and after a business combination, would act as “underwriters” under the Securities Act when reselling the securities of a blank check company acquired prior to the consummation of its initial public offering. Accordingly, the Securities and Exchange Commission believes that those securities can be resold only through a registered offering and that Rule 144 would not be available for those resale transactions despite technical compliance with the requirements of Rule 144.

Registration Rights

The holders of our 3,900,000 issued and outstanding shares on the date of this prospectus will be entitled to registration rights pursuant to an agreement to be signed prior to or on the effective date of this offering. The holders of the majority of these shares are entitled to make up to two demands that we register these shares. The holders of the majority of these shares can elect to exercise these registration rights at any time after the date on which these shares of common stock are released from escrow. In addition, these securityholders have certain “piggy-back” registration rights on registration statements filed subsequent to the date on which these shares of common stock are released from escrow. We will bear the expenses incurred in connection with the filing of any such registration statements.

UNDERWRITING

In accordance with the terms and conditions contained in the underwriting agreement, we have agreed to sell to each of the underwriters named below, and each of the underwriters, for which Shemano Group is acting as representative, have severally, and not jointly, agreed to purchase on a firm commitment basis the number of units offered in this offering set forth opposite their respective names below:

Underwriters	Number of Units

The Shemano Group, Inc.	15,900,000

Total	15,900,000

A copy of the underwriting agreement has been filed as an exhibit to the registration statement of which this prospectus forms a part.

State Blue Sky Information

We will offer and sell the units to retail customers only in Colorado, Delaware, the District of Columbia, Florida, Hawaii, Illinois, Indiana, Maryland, New York and Rhode Island. In New York, we have relied on our exemption from the state registration requirements for transactions between an issuer and an underwriter involving a firm-commitment underwritten offering. In the other states, we have relied on an exemption or we have applied to have the units registered for sale and will not sell the units in these states until such registration is effective (including in Colorado, pursuant to 11-51-302(6) of the Colorado Revised Statutes).

If you are not an institutional investor, you may purchase our securities in this offering only in the jurisdictions described directly above. Institutional investors in every state except in Idaho and Oregon may purchase the units in this offering pursuant to exemptions provided to such entities under the Blue Sky laws of various states. The definition of an “institutional investor” varies from state to state but generally includes financial institutions, broker-dealers, banks, insurance companies and other qualified entities.

Under the National Securities Markets Improvement Act of 1996, the resale by stockholders of the units, from and after the effective date, and the common stock and warrants comprising the units, once they become separately transferable are exempt from state registration requirements because we will file periodic and annual reports under the Securities Exchange Act of 1934. However, states are permitted to require notice filings and collect fees with regard to these transactions and a state may suspend the offer and sale of securities within such state if any such required filing is not made or fee is not paid. As of the date of this prospectus, we have determined in which states we will submit the required filings or pay the required fee.

We believe that the units, from and after the effective date, and the common stock and warrants comprising the units, once they become separately transferable, will be eligible for sale on a secondary market basis in each of the following states, without any notice filings or fee payments, based upon the availability of an applicable exemption from the state's registration requirements:

•	Immediately in Colorado, Delaware, the District of Columbia, Florida, Georgia, Hawaii, Illinois, Indiana, Kentucky, Maryland, New York, Pennsylvania, Rhode Island and Wisconsin;

•	Commencing 90 days after the date of this prospectus in Nevada and New Mexico; and

•	Commencing 180 days from the date of this prospectus in Alabama.

We will amend this prospectus for the purpose of disclosing additional states, if any, in which our securities will be eligible for resale in the secondary trading market. If you are not an institutional investor, you may purchase our securities in this offering or in any subsequent trading market, which may develop, only in the jurisdictions described above.

Pricing of Securities

We have been advised by the representative that the underwriters propose to offer the units to the public at the initial offering price set forth on the cover page of this prospectus. They may allow some dealers concessions not in excess of $___ per unit and the dealers may reallow a concession not in excess of $____ per unit to other dealers.

Prior to this offering there has been no public market for any of our securities. The public offering price of the units and the terms of the warrants were negotiated between us and the representative. Factors considered in determining the prices and terms of the units, including the common stock and warrants underlying the units, include:

•	the history and prospects of companies whose principal business is the acquisition of other companies;

•	prior offerings of those companies;

•	our prospects for acquiring an operating business at attractive values;

•	our capital structure;

•	an assessment of our management and their experience in identifying operating companies;

•	general conditions of the securities markets at the time of the offering; and

•	other factors as were deemed relevant.

However, although these factors were considered, the determination of our offering price is more arbitrary than the pricing of securities for an operating company in a particular industry since the underwriters are unable to compare our financial results and prospects with those of public companies operating in the same industry.

Over-Allotment Option

We have also granted to the underwriters an option, exercisable during the 45-day period commencing on the date of this prospectus, to purchase from us at the offering price, less underwriting discounts, up to an aggregate of 2,340,000 additional units for the sole purpose of covering over-allotments, if any. The over-allotment option will only be used to cover the net syndicate short position resulting from the initial distribution. The representative of the underwriters may exercise that option if the underwriters sell more units than the total number set forth in the table above.

Commissions and Discounts

The following table shows the public offering price, underwriting discount to be paid by us to the underwriters and the proceeds, before expenses, to us. This information assumes either no exercise or full exercise by the underwriters of their over-allotment option.

	Per Unit	Without Option	With Option
Public offering price	$8.00	$124,800,000	$143,520,000
Discount	$0.56	$8,736,000	$10,046,400
Non-accountable Expense Allowance(1)	$0.12	$1,872,000	$1,872,000
Proceeds before expenses(2)	$7.32	$114,192,000	$131,601,600

(1)	The non-accountable expense allowance is not payable with respect to the units sold upon exercise of the underwriters’ over-allotment option.
(2)	The offering expenses are estimated at $11,097,617 (or $12,408,017 if the underwriters’ over-allotment option is exercised).

Purchase Option

We have agreed to sell to the representative, for $100, an option to purchase up to a total of 1,560,000 units. The units issuable upon exercise of this option are identical to those offered by this prospectus except that the warrants included in the option have an exercise price of $7.50 (125% of the exercise price of the warrants included in the units sold in the offering). This option is exercisable at $9.60 per unit (125% of the unit price) commencing on the later of the consummation of a business combination and one year from the date of this prospectus and expiring four years from the date of this prospectus. The option and the 1,560,000 units, the 1,560,000 shares of common stock and the 1,560,000 warrants underlying such units, and the 1,560,000 shares of common stock underlying such warrants, have been deemed compensation by the NASD and are therefore subject to a 180-day lock-up pursuant to Rule 2710(g)(1) of the NASD Conduct Rules. Additionally, the option may not be sold, transferred, assigned, pledged or hypothecated for a one-year period (including the foregoing 180-day period) following the date of this prospectus except to any underwriter and selected dealer participating in the offering and their bona fide officers or partners. Although the purchase option and its underlying securities have been registered under the registration statement of which this prospectus forms a part of, the option grants to holders demand and “piggyback” rights for period of four (4) years from the date of this prospectus with respect to the registration under the Securities Act of the securities directly and indirectly issuable upon exercise of the option. We will bear all fees and expenses attendant to registering the securities, other than underwriting commissions that will be paid for by the holders themselves. The exercise price and number of units issuable upon exercise of the option may be adjusted in certain circumstances including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation. However, the option will not be adjusted for issuances of common stock at a price below its exercise price.

Warrant solicitation fee

At the request of the company, The Shemano Group, the representative of the underwriters, may be engaged on a non-exclusive basis, as our agent for the solicitation of the exercise of the redeemable warrants during the period commencing one (1) year after the effective date of the registration statement of which this prospectus is a part. To the extent not inconsistent with the guidelines of the NASD and the rules and regulations of the SEC, we have agreed to pay the representative of the underwriters for bona fide services rendered a commission equal to 5% of the exercise price for each redeemable warrant exercised and 5% of the value of the common stock received by the holder upon a cashless exercise of the warrants, in each case more than one year after the date of this prospectus if the exercise was solicited by the representative. In addition to soliciting, either orally or in writing, the exercise of the redeemable warrants, the representative’s services may also include disseminating information, either orally or in writing, to warrantholders about us or the market for our securities, and assisting in the processing of the exercise of redeemable warrants. No compensation will be paid to the representative upon the exercise of the redeemable warrants if:

•	the market price of the underlying shares of common stock is lower than the exercise price;

•	the holder of the redeemable warrants has not confirmed in writing that the representative solicited the exercise;

•	the redeemable warrants are held in a discretionary account;

•	the redeemable warrants are exercised in an unsolicited transaction; or

•	the arrangement to pay the commission is not disclosed in the prospectus provided to warrantholders at the time of exercise.

Regulatory Restrictions on Purchase of Securities

Rules of the SEC may limit the ability of the underwriters to bid for or purchase our securities before the distribution of the securities is completed. However, the underwriters may engage in the following activities in accordance with the rules:

•
Stabilizing Transactions. The underwriters may make bids or purchases for the purpose of preventing or retarding a decline in the price of our units, so long as stabilizing bids do not exceed the offering price of $8.00.

•
Over-Allotments and Syndicate Coverage Transactions. The underwriters may create a short position in our units by selling more of our units than are set forth on the cover page of this prospectus. If the underwriters create a short position during the offering, the representative may engage in syndicate covering transactions by purchasing our units in the open market. The representative may also elect to reduce any short position by exercising all or part of the over-allotment option.

•
Penalty Bids. The representative may reclaim a selling concession from a syndicate member when the unit originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

Stabilization and syndicate covering transactions may cause the price of the securities to be higher than they would be in the absence of these transactions. The imposition of a penalty bid might also have an effect on the prices of the securities if it discourages resales of the securities.

Neither we nor the underwriters makes any representation or prediction as to the effect that the transactions described above may have on the prices of the securities. These transactions may occur on the OTC Bulletin Board, in the over-the-counter market or on any trading market. If any of these transactions are commenced, they may be discontinued without notice at any time.

Other Terms

All of our officers, directors and principal securityholders that own any of our securities as of the date of this prospectus have agreed that without the consent of the representative of the underwriters, in its sole and absolute discretion, under lock-up agreements, not to sell, transfer or otherwise dispose of any of such securities (or underlying securities) for a period of one year from the date of the closing of the business combination or any longer period required by the NASD, or any state.

Although they are not obligated to do so, any of the underwriters may, among other things, introduce us to potential target businesses or assist us in raising additional capital, as needs may arise in the future, but there are no preliminary agreements or understandings between any of the underwriters and any potential targets. We are not under any contractual obligation to engage any of the underwriters to provide any services for us after this offering, but if we do, we may pay the underwriters a finder’s fee that would be determined at that time in an arm’s length negotiation where the terms would be fair and reasonable to each of the interested parties; provided that no agreement will be entered into and no fee will be paid prior to the one year anniversary of the date of this prospectus.

In connection with this offering, the underwriters may distribute prospectuses electronically. No forms of prospectus other than printed prospectuses and electronically distributed prospectuses that are printable in Adobe PDF format will be used in connection with this offering.

Experience of Representative

The representative of the underwriters has not served as managing underwriter in connection with blank check offerings.

Indemnification

We have agreed to indemnify the underwriters against some liabilities, including civil liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in this respect.

LEGAL MATTERS

The validity of the securities offered in this prospectus is being passed upon for us by Troy & Gould Professional Corporation, Los Angeles, California. Blank Rome LLP, New York, New York, is acting as counsel for the underwriters in this offering.

EXPERTS

The financial statements included in this prospectus and in the registration statement have been audited by Gumbiner Savett Inc., independent registered public accounting firm, to the extent and for the period set forth in their report appearing elsewhere in this prospectus and in the registration statement. The financial statements and the report of Gumbiner Savett Inc. are included in reliance upon their report given upon the authority of Gumbiner Savett Inc. as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1, which includes exhibits, schedules and amendments, under the Securities Act, with respect to this offering of our securities. Although this prospectus, which forms a part of the registration statement, contains all material information included in the registration statement, parts of the registration statement have been omitted as permitted by rules and regulations of the SEC. We refer you to the registration statement and its exhibits for further information about us, our securities and this offering. The registration statement and its exhibits, as well as our other reports filed with the SEC, can be inspected and copied at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549-1004. The public may obtain information about the operation of the public reference room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a web site at http://www.sec.gov, which contains the Form S-1 and other reports, proxy and information statements and information regarding issuers that file electronically with the SEC.

FINANCIAL STATEMENTS

SANTA MONICA MEDIA CORPORATION
(a corporation in the development stage)

Index to Financial Statements

Report of Independent Registered Public Accounting Firm
To the Board of Directors
Santa Monica Media Corporation

We have audited the accompanying balance sheet of Santa Monica Media Corporation (a corporation in the development stage) as of July 31, 2005, and the related statements of operations, stockholder's equity and cash flows for the period from June 24, 2005 (inception) to July 31, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Santa Monica Media Corporation as of July 31, 2005, and the results of its operations and its cash flows for the period from June 24, 2005 (inception) to July 31, 2005 in conformity with United States generally accepted accounting principles.

GUMBINER SAVETT INC.

Santa Monica, California
August 22, 2005

SANTA MONICA MEDIA CORPORATION
(a corporation in the development stage)

Balance Sheet
July 31, 2005

ASSETS
CURRENT ASSETS
Cash	$237,500
Total current assets	237,500
OTHER ASSETS
Deferred offering costs	71,235

TOTAL ASSETS	$308,735

LIABILITIES AND STOCKHOLDER’S EQUITY
CURRENT LIABILITIES
Note payable-related party	$240,000
Accrued liabilities	20,750
Total current liabilities	260,750
COMITTMENTS
STOCKHOLDER’S EQUITY
Preferred Stock, $.001 par value, 25,000,000 shares authorized; none issued or outstanding	-
Common stock, $.001 par value, 200,000,000 shares authorized; 3,900,000 issued and outstanding	3,900
Warrants, 3,900,000 issued and outstanding	-
Additional paid-in capital	56,100
Accumulated deficit	(12,015)
Total stockholder’s equity	47,985

TOTAL LIABILITIES AND STOCKHOLDER’S EQUITY	$308,735

See Notes to Financial Statements

SANTA MONICA MEDIA CORPORATION
(a corporation in the development stage)

Statement of Operations
For the period from June 24, 2005 (inception) through July 31, 2005

Formation and operating costs	$12,015
Net loss	$(12,015)
Weighted average shares outstanding	3,900,000
Net loss per share - basic and diluted	$(0.00)

See Notes to Financial Statements

SANTA MONICA MEDIA CORPORATION
(a corporation in the development stage)

Statement of Stockholder’s Equity

For the period from June 24, 2005 (inception) through July 31, 2005

	Shares	Amount	Additional Paid in Capital	Accumulated Deficit	Total
Common shares issued June 24, 2005 at $.0154 per share	3,900,000	$3,900	$56,100		$60,000
Net loss	-	-	-	(12,015)	(12,015)
Balance at July 31, 2005	3,900,000	$3,900	$56,100	$(12,015)	$47,985

See Notes to Financial Statements

SANTA MONICA MEDIA CORPORATION
(a corporation in the development stage)

Statement of Cash Flows

For the period from June 24, 2005 (inception) through July 31, 2005

Cash flow from operating activities:
Net loss	$(12,015)
Increase in accrued liabilities	20,750
Net cash provided in operating activities	8,735
Cash flows from financing activities:
Proceeds from note payable, related party	240,000
Proceeds from sale of shares of common stock and warrants	60,000
Payment of costs of the proposed public offering	(71,235)
Net cash provided by financing activities	228,765
Net increase in cash and cash and cash at end of period	$237,500

See Notes to Financial Statements

SANTA MONICA MEDIA CORPORATION
(a corporation in the development stage)
Notes to Financial Statements
July 31, 2005

1.  Organization, Business Operations and Significant Accounting Policies

Santa Monica Media Corporation (the "Company") was incorporated in Delaware on June 24, 2005. The Company is currently a wholly-owned subsidiary of Santa Monica Capital Partners, LLC. The Company is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition or other similar business combination with an unidentified operating business. The Company’s efforts in identifying a prospective target business will be in the media, gaming and entertainment industry.

At July 31, 2005, the Company had not commenced any operations. All activity through July 31, 2005 relates to the Company's formation and the proposed public offering described below. The Company has selected December 31 as its fiscal year-end. The Company's ability to commence operations is contingent upon obtaining adequate financial resources through a proposed public offering ("Proposed Offering") which is discussed in Note 2. The Company's management has broad discretion with respect to the specific application of the net proceeds of this Proposed Offering, although substantially all of the net proceeds of this Proposed Offering are intended to be generally applied toward consummating a business combination with an operating business ("Business Combination"). Furthermore, there is no assurance that the Company will be able to successfully affect a Business Combination.

In evaluating a prospective target business, the Company will consider, among other factors, the financial condition and results of operation; growth potential; experience and skill of management; availability of additional personnel; capital requirements; competitive position; barriers to entry into other industries; stage of development of the products, processes or services; degree of current or potential market acceptance of the products, processes or services; proprietary features and degree of intellectual property or other protection of the products, processes or services; regulatory environment of the industry; and costs associated with effecting the business combination. These criteria are not intended to be exhaustive. Any evaluation relating to the merits of a particular business combination will be based, to the extent relevant, on the above factors, as well as other considerations deemed relevant by the Company in effecting a business combination consistent with its business objective.

Upon the closing of the Proposed Offering, at least ninety percent (90%) of the net proceeds, after payment of certain amounts to the underwriter, will be held in a trust account by a trustee specified by the underwriter ("Trust Account") until the earlier of (i) the consummation of a Business Combination and (ii) liquidation of the Company. The remaining net proceeds (not held in the Trust Account) may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses. The Company, after signing a definitive agreement for the acquisition of a target business, will submit such transaction for stockholder approval. In the event that stockholders owning 20% or more of the shares sold in the Proposed Offering vote against the Business Combination and exercise their conversion rights described below, the Business Combination will not be consummated. The Company had one stockholder as of July 31, 2005, Santa Monica Capital Partners LLC, including all of the officers and directors of the Company ("Initial Stockholder"). During August 2005, Santa Monica Capital Partners, LLC transferred an aggregate of 500,000 units to various parties including our outside directors and advisory board members (“Transferee Stockholders”). The Initial Stockholder and the Transferee Stockholders have agreed to vote their 3,900,000 shares of common stock in accordance with the vote of the majority in interest of all other stockholders of the Company ("Public Stockholders") with respect to any Business Combination. After consummation of a Business Combination, these voting safeguards will no longer be applicable.

With respect to a Business Combination which is approved and consummated, any Public Stockholder who voted against the Business Combination may demand that the Company convert his or her shares. The per share conversion price will equal the amount in the Trust Account, calculated as of two business days prior to the consummation of the proposed Business Combination, divided by the number of shares of common stock held by Public Stockholders at the consummation of the Proposed Offering. Accordingly, Public Stockholders holding 19.99% of the aggregate number of shares owned by all Public Stockholders may seek conversion of their shares in the event of a Business Combination. Such Public Stockholders are entitled to receive their “per share” interest in the Trust Account computed without regard to the shares held by the Initial Stockholder.

The Company's Certificate of Incorporation, as amended, provides for mandatory liquidation of the Company in the event that the Company does not consummate a Business Combination within 18 months from the date of the consummation of the Proposed Offering, or 24 months from the consummation of the Proposed Offering if certain extension criteria have been satisfied. In the event of liquidation, it is likely that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per share in the Proposed Offering (assuming no value is attributed to the Warrants contained in the Units to be offered in the Proposed Offering discussed in Note 2).

Derivative Financial Instrument

As described in Note 5, the Company has agreed to sell a Purchase Option to a representative of its underwriters to purchase up to a total of 1,560,000 units at a per-unit offering price of $9.60 commencing on the later of the consummation of a Business Combination and one year from the date of this Proposed Offering and expiring four years from the consummation of the Proposed Offering. Based on Emerging Issues Task Force 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock, the Purchase Option will initially be measured at fair value and reported in stockholder’s equity and subsequent changes in fair value will not be recognized as long as the Purchase Option continues to be classified as an equity instrument. Accordingly, there will be no net impact on the Company's financial position or results of operations, except for recording of the $100 proceeds from sale.

The Company has determined, based on the Black-Scholes option pricing formula that the fair value of the Purchase Option at date of sale would be approximately $3.11 per unit or approximately $4,851,600 total, using a risk free interest rate of 4.0%, expected life of four years and estimated volatility of 52.0%.

The volatility calculation of 52.0% is based on the twenty four month average volatility of a representative sample of six (6) companies in the media and gaming sectors with market capitalizations between 100 million and 900 million ("Representative Sample"). Because the Company does not have a trading history, the Company needed to estimate the potential volatility of its common stock price, which will depend on a number of factors which cannot be ascertained at this time. The Company referred to the twenty four month volatility of the Representative Sample because its management believes that the volatility of these representative companies is a reasonable benchmark to use in estimating the expected volatility for the Company's common stock post-business combination. Although an expected life of four years was taken into account for purposes of assigning a fair value to the Purchase Option, if the Company does not consummate a business combination within the prescribed time period and liquidates, the Purchase Option will become worthless.

Cash Concentrations

The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents. Such cash and cash equivalents, at times, may exceed federally insured limits. The Company maintains its accounts with financial institutions with high credit ratings.

Income Taxes

Deferred income taxes are provided for the differences between the basis of assets and liabilities for financial reporting and income tax purposes. A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized. The Company recorded a deferred income tax asset for the tax effect of net operating loss carryforwards and temporary differences, aggregating approximately $4,080. In recognition of the uncertainty regarding the ultimate amount of income tax benefits to be realized, the Company has recorded a full valuation allowance at July 31, 2005. The effective tax rate differs from the statutory rate of 34% due to the increase in the valuation allowance.

Loss per Share

Loss per share is computed by dividing net loss by the weighted-average number of shares of common stock outstanding during the period. Basic and dilutive loss per share are the same because all warrants outstanding are antidilutive. At July 31, 2005, 3,900,000 warrants were outstanding.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

2.  Proposed Public Offering

The Proposed Offering calls for the Company to offer for public sale up to 17,940,000 units ("Units"). Each Unit consists of one share of the Company's common stock, and one Redeemable Common Stock Purchase Warrant ("Warrants"). Each Warrant will entitle the holder to purchase from the Company one share of common stock at an exercise price of $6.00 commencing the later of the completion of a business combination with a target business or one year from the effective date of the Proposed Offering and expiring four years from the effective date of the Proposed Offering. The Warrants will be redeemable at a price of $.01 per Warrant upon 30 days' notice after the Warrants become exercisable, only in the event that the last sale price of the common stock is at least $11.50 per share for any 20 trading days within a 30 trading day period ending on the third day prior to the date on which notice of redemption is given.

3.  Deferred Offering Costs

Deferred offering costs consist primarily of legal fees incurred through the balance sheet date that are related to the Proposed Offering and that will be charged to capital upon the receipt of the capital raised.

4.  Note Payable - Related Party

The Company issued a $240,000 unsecured promissory note to its Initial Stockholder on June 24, 2005. The note bears interest at 5% and shall be repayable, including interest, on the earlier of (i) December 31, 2005 or (ii) the date on which Maker consummates an initial public offering of its securities. Due to the short-term nature of the note, the fair value of the note approximates its carrying amount.

5.  Commitments

The Company utilizes certain administrative, technology and secretarial services, as well as certain limited office space provided by an affiliate of the Initial Stockholder. Such affiliate has agreed that, until the acquisition of a target business by the Company, it will make such services available to the Company, as may be required by the Company from time to time. The Company has agreed to pay such affiliate $7,500 per month for such services commencing as of July 1, 2005 for a period two years.

The Company has agreed to sell to the representative of the underwriters for $100, an option to purchase up to 1,560,000 of the units sold to the public exercisable at $9.60 ("Purchase Option") per unit. The Purchase Option is expected to be issued upon the closing of the Proposed Offering. If the Proposed Offering does not close, the Purchase Option will not be issued. The warrants issued in conjunction with these units are identical to those offered by the Proposed Offering except that the warrants included in the option have an exercise price of $7.50 (125% of the exercise price of the warrants included in the units sold in the offering). This option commences on the later of the consummation of a business combination and one (1) year from the date of the Proposed Offering and expiring four (4) years from the date of the Proposed Offering. The option and the 1,560,000 units, the 1,560,000 shares of common stock and the warrants underlying such units, and the shares of common stock underlying such Warrants, may be deemed compensation by the National Association of Securities Dealers ("NASD") and may be therefore subject to a 180-day lock-up pursuant to Rule 2710(g)(1) of the NASD Conduct Rules. Additionally, the option may not be sold, transferred, assigned, pledged or hypothecated for a one-year period (including the foregoing 180-day period) following the date of the Proposed Offering. However, the option may be transferred to any underwriter and selected dealer participating in the offering and their bona fide officers or partners. Although the purchase option and its underlying securities have been registered under the registration statement of which the Proposed Offering forms a part of, the option grants to holders "piggy back" rights for periods of four (4) years from the date of the Proposed Offering with respect to the registration under the Securities Act of the securities directly and indirectly issuable upon exercise of the option. The Company will bear all fees and expenses attendant to registering the securities, other than underwriting commissions, which will be paid for by the holders themselves. The exercise price and number of units issuable upon exercise of the option may be adjusted in certain circumstances, including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, the option will not be adjusted for issuances of common stock at a price below its exercise price.

At the request of the Company, the Shemano Group, the representative of the underwriters, may be engaged on a non-exclusive basis, as its agent for the solicitation of the exercise of the redeemable warrants during the period commencing one (1) year after the effective date of the registration statement. To the extent not inconsistent with the guidelines of the NASD as well as the rules and regulations of the SEC, the Company has agreed to pay the representative of the underwriters for bona fide services rendered a commission equal to 5% of the exercise price for each redeemable warrant exercised and 5% of the value of the common stock received by the holder upon a cashless exercise of the warrants, in each case more than one year after the date of this Proposed Offering if the exercise was solicited by the representative. In addition to soliciting, either orally or in writing, the exercise of the redeemable warrants, the representative’s services may also include disseminating information, either orally or in writing, to warrant holders about the Company or the market for Company’s securities, and assisting in the processing of the exercise of redeemable warrants. No compensation will be paid to the representative upon the exercise of the redeemable warrants if:

•	the market price of the underlying shares of common stock is lower than the exercise price;

•	the holder of the redeemable warrants has not confirmed in writing that the representative solicited the exercise;

•	the redeemable warrants are held in a discretionary account;

•	the redeemable warrants are exercised in an unsolicited transaction; or

•	the arrangement to pay the commission is not disclosed in the Proposed Offering provided to warrant holders at the time of exercise.

The Company’s existing stockholder, officers and directors have collectively agreed with the Shemano Group that after this offering is completed and within the first twenty trading days after separate trading of the warrants has commenced, they or certain of their affiliates or designees will collectively purchase up to $1,000,000 warrants in the public marketplace at prices not to exceed $1.20 per warrant. In addition, each of them have further agreed that any warrants purchased by them or their affiliates or designees will not be sold or transferred until the completion of a business combination.

In addition, subject to any regulatory restrictions and subsequent to the completion of the purchase of the $1,000,000 warrants described above and within the first twenty trading days after separate trading of the warrants has commenced, the Shemano Group or certain of its principals, affiliates or designees has agreed to purchase $500,000 warrants in the public marketplace at prices not to exceed $1.20 per warrant. The Shemano Group has agreed that any warrants purchased by it or its affiliates or designees will not be sold or transferred until the completion of a business combination.

6.  Preferred Stock

The Company is authorized to issue 25,000,000 shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors.

7.  Common Stock and Warrants

In July, 2005, the Company issued 3,900,000 Units to Santa Monica Capital Partners Ltd. for $60,000 in cash, at an average purchase price of approximately $0.02 per unit. Mr. Marshall, the Company’s Chairman of the Board and Chief Executive Officer, Mr. Brendlinger, the Company’s Chief Financial Officer and Director and Mr.Pulier, the Company’s Secretary and Director are the beneficial owners of Santa Monica Capital Partners, LLC. Each Unit consists of one share of the Company’s common stock and one warrant to purchase one share of the Company’s common stock at an exercise price of $6.00 per share exercisable on the later of the consummation of a Business Combination and one year from the date of the Proposed Offering and expiring four years from the consummation of the Proposed Offering. The warrants held by the Initial Stockholder are subject to the further restriction in that they may not be exercised until the closing price of the shares of the Company’s common stock is at least $11.50 per share for five consecutive trading days.

Until _________, 2005, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

No dealer, salesperson or any other person is authorized to give any information or make any representations in connection with this offering other than those contained in this prospectus and, if given or made, the information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which the offer or solicitation is not authorized or is unlawful.

$124,800,000

SANTA MONICA MEDIA CORPORATION

15,600,000 Units

PROSPECTUS

The Shemano Group, Inc.

_______________, 2005

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Distribution.

The estimated expenses payable by us in connection with the offering described in this registration statement (other than the underwriting discount and commissions and the Representative’s non-accountable expense allowance) will be as follows:

Initial Trustees’ fee	$1,000	(1)
SEC Registration Fee	$29,117
NASD filing fee	$15,500
Accounting fees and expenses	$35,000
Printing and engraving expenses	$50,000
Directors & Officers liability insurance premiums	$70,000	(2)
Legal fees and expenses	$150,000
Blue sky services and expenses	$50,000
Miscellaneous	$35,000	(3)
Total	$435,617

(1)
In addition to the initial acceptance fee that is charged by Continental Stock Transfer & Trust Company, as trustee, the registrant will be required to pay to Continental Stock Transfer & Trust Company annual fees of $3,000 for acting as trustee, $4,800 for acting as transfer agent of the registrant’s common stock, $2,400 for acting as warrant agent for the registrant’s warrants and $1,800 for acting as escrow agent.

(2)
This amount represents the approximate amount of Director and Officer liability insurance premiums the registrant anticipates paying following the consummation of its initial public offering and until it consummates a business combination.

(3)	This amount represents additional expenses that may be incurred by the Company in connection with the offering over and above those specifically listed above, including distribution and mailing costs.

Item 14. Indemnification of Directors and Officers.

Our certificate of incorporation provides that all directors, officers, employees and agents of the registrant shall be entitled to be indemnified by us to the fullest extent permitted by Section 145 of the Delaware General Corporation Law.

Section 145 of the Delaware General Corporation Law concerning indemnification of officers, directors, employees and agents is set forth below.

“Section 145. Indemnification of officers, directors, employees and agents; insurance.

(a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c)  the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the securityholders.

(e) Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of securityholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

(g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h) For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i) For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

(j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of securityholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).”

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Paragraph B of Article Eighth of our certificate of incorporation provides:

“The Corporation, to the full extent permitted by Section 145 of the GCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby.”

Pursuant to the Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement, we have agreed to indemnify the Underwriters and the Underwriters have agreed to indemnify us against certain civil liabilities that may be incurred in connection with this offering, including certain liabilities under the Securities Act.

Item 15. Recent Sales of Unregistered Securities.

(a)
During the past three years, we sold 3,900,000 units without registration under the Securities Act to Santa Monica Capital Partners, LLC. Such shares were issued on June 25, 2005 in connection with our organization pursuant to the exemption from registration contained in Section 4(2) of the Securities Act. No underwriting discounts or commissions were paid with respect to such transfers. In September 2005, Santa Monica Capital Partners, LLC transferred an aggregate of 175,000 units to persons who are not directors or members of our advisory board for an aggregate price of $2,692 at an average purchase price of approximately $0.02 per share and an aggregate of 225,000 units were transferred without consideration to members of our board of directors and advisory board. No underwriting discounts or commissions were paid with respect to such transfers. Such units were transferred by Santa Monica Capital Partners, LLC pursuant to the exemption from registration contained in Section 4(1) of the Securities Act.

Item 16. Exhibits and Financial Statement Schedules.

(a)	The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description

1.1	Form of Underwriting Agreement.
3.1	Amended and Restated Certificate of Incorporation.
3.2	By-laws.
4.1	Specimen Unit Certificate.
4.2	Specimen Common Stock Certificate.
4.3	Specimen Warrant Certificate.
4.4	Form of Unit Purchase Option to be granted to Representative.
4.5	Form of Warrant Agreement between Continental Stock Transfer & Trust Company and the Registrant.
5.1	Opinion of Troy & Gould Professional Corporation*
5.2	Opinion of Blank Rome*
10.1	Letter Agreement among the Registrant, The Shemano Group, Inc. and David Marshall.
10.2	Letter Agreement among the Registrant, The Shemano Group, Inc. and Kurt Brendlinger.
10.3	Letter Agreement among the Registrant, The Shemano Group, Inc. and Eric Pulier.
10.4	Form of Letter Agreement among the Registrant, The Shemano Group, Inc. and the Directors.
10.5	Form of Investment Management Trust Agreement between Continental Stock Transfer & Trust Company and the Registrant.
10.6	Form of Stock Escrow Agreement between the Registrant, Continental Stock Transfer & Trust Company and the Initial Securityholders.
10.7	Form of Letter Agreement between Santa Monica Corporation and Registrant regarding administrative support.
10.8	Promissory Note, dated June 24, 2005, in the principal amount of $240,000 issued to Santa Monica Capital Partners, LLC.
10.9	Form of Registration Rights Agreement among the Registrant and the Initial Securityholders.
10.10	Form of Warrant Purchase Agreements among The Shemano Group, Inc. and each of the Initial Securityholders.
14	Code of Ethics
23.1	Consent of Gumbiner Savett Inc.
99.1	Audit Committee Charter

*	To be filed by amendment

Item 17. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d)	The undersigned registrant hereby undertakes that:

(1)
For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)
For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on the 15th day of September, 2005.

SANTA MONICA MEDIA CORPORATION

By:	/s/ David Marshall

David Marshall Chairman and Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David Marshall his/her true and lawful attorney-in-fact, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments including post-effective amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his/her substitute, each acting alone, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ David Marshall	Chairman and Chief Executive Officer	September 15, 2005
David Marshall	(Principal Executive Officer)

/s/ Kurt Brendlinger	Chief Financial Officer, and Director (Principal Financial and Accounting Officer)	September 15, 2005
Kurt Brendlinger

/s/ Eric Pulier	Secretary and Director	September 15, 2005
Eric Pulier

/s/ Stanley Golden	Director	September 15, 2005
Stanley Golden

/s/ Dallas Clement	Director	September 15, 2005
Dallas Clement

/s/ Robert Schultz	Director	September 15, 2005
Robert Schultz

EXHIBIT INDEX

Exhibit No.	Description

1.1	Form of Underwriting Agreement.
3.1	Amended and Restated Certificate of Incorporation.
3.2	By-laws.
4.1	Specimen Unit Certificate.
4.2	Specimen Common Stock Certificate.
4.3	Specimen Warrant Certificate.
4.4	Form of Unit Purchase Option to be granted to Representative.
4.5	Form of Warrant Agreement between Continental Stock Transfer & Trust Company and the Registrant.
5.1	Opinion of Troy & Gould Professional Corporation*
5.2	Opinion of Blank Rome*
10.1	Letter Agreement among the Registrant, The Shemano Group, Inc. and David Marshall.
10.2	Letter Agreement among the Registrant, The Shemano Group, Inc. and Kurt Brendlinger.
10.3	Letter Agreement among the Registrant, The Shemano Group, Inc. and Eric Pulier.
10.4	Form of Letter Agreement among the Registrant, The Shemano Group, Inc. and Directors.
10.5	Form of Investment Management Trust Agreement between Continental Stock Transfer & Trust Company and the Registrant.
10.6	Form of Stock Escrow Agreement between the Registrant, Continental Stock Transfer & Trust Company and the Initial Securityholders.
10.7	Form of Letter Agreement between Santa Monica Corporation and Registrant regarding administrative support.
10.8	Promissory Note, dated June 24, 2005, in the principal amount of $240,000 issued to Santa Monica Capital Partners, LLC.
10.9	Form of Registration Rights Agreement among the Registrant and the Initial Securityholders.
10.10	Form of Warrant Purchase Agreements among The Shemano Group, Inc. and each of the Initial Securityholders.
14	Code of Ethics
23.1	Consent of Gumbiner Savett Inc.
99.1	Audit Committee Charter

*	To be filed by amendment